Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of December 20, 2010

by and among

EARTHLINK, INC.

EGYPT ACQUISITION CORP.,

ONE COMMUNICATIONS CORP.

and

KENNETH D. PETERSON, JR., AS STOCKHOLDER REPRESENTATIVE

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Exhibits:

Exhibit A:	Form of Company Stockholder Consent
Exhibit B:	Form of Certificate of Merger
Exhibit C:	Form of Amended and Restated Certificate of Incorporation
Exhibit D:	Form of Amended and Restated Bylaws
Exhibit E:	Example NWC Statement
Exhibit F:	Form of Termination Agreement
Exhibit G:	Form of Stockholder Release
Exhibit H:	Form of Registration Rights Agreement
Exhibit I:	Form of Escrow Agreement
Exhibit J:	Form of Stockholder Representative Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 20, 2010, is made by and among EarthLink, Inc., a Delaware corporation (the “Purchaser”), Egypt Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of the Purchaser (“Merger Sub”), One Communications Corp., a Delaware corporation (the “Company”), and Kenneth D. Peterson, Jr. as representative of the Company’s stockholders (the “Stockholder Representative”).

Recitals:

A.            The Company and the Company Subsidiaries are engaged in the business of providing telecommunications and information services to business and residential customers in the Mid-Atlantic, Northeast and Midwest sections of United States of America (the “Business”).

B.            The Purchaser, Merger Sub and the Company wish to provide for the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement, whereby all of the Company Shares that are issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares, will, by operation of law, be converted into the right to receive the Merger Consideration.

C.            The respective boards of directors of the Purchaser, Merger Sub and the Company have each approved the Merger and the acquisition by the Purchaser of the Company thereby upon the terms and subject to the conditions set forth herein and declared them to be advisable and in the best interests of their respective stockholders.

D.            After the execution of this Agreement, stockholders of the Company collectively owning, at the time of execution, a majority of the issued and outstanding Company Shares (the “Majority Holders”) will execute a voting agreement (the “Voting Agreement”) with Purchaser pursuant to which, among other things, the Majority Holders will agree, subject to the terms thereof, to execute and deliver a written consent of the Company Stockholders, substantially in the form attached hereto as Exhibit A (the “Company Stockholder Consent”), pursuant to which the Company Stockholders will, among other things, authorize and approve this Agreement, the Merger and the other transactions contemplated hereby.

E.            The parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions.

Agreement:

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I:
DEFINITIONS

1.1          Definitions.  Except as otherwise provided herein, all capitalized terms used herein shall have the meanings assigned to them below.

“Advisors” means the investment bankers, legal counsel, accountants and any other professional advisors to the Company and the Company Subsidiaries.

“Affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person, with “control” of a Person meaning the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, through contract rights or otherwise, and “controlling” and “controlled” having correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Alternative Transaction” has the meaning set forth in Section 5.7.

“Annual Financial Statements” has the meaning set forth in Section 3.4(a).

“Antitrust Division” has the meaning set forth in Section 5.5(b).

“Assets” has the meaning set forth in Section 3.11(b).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day of the year other than: (a) any Saturday or Sunday; or (b) any other day on which the banks located in the State of New York are required to be closed for business.

“Business Employee” has the meaning set forth in Section 5.10(a).

“CABS Receivables” means the net accounts receivable for amounts invoiced to all carriers for intercarrier services, excluding those net receivables from Fairpoint and Verizon and any of its Affiliates, including MCI.

“Capitalized Lease Payoff Amount” means the amount that would be necessary to pay off in full all obligations of the Company and the Company Subsidiaries under the Capitalized Leases as the Closing Date.

“Capitalized Leases” means all of the capitalized leases to which the Company and the Company Subsidiaries are parties.

“Cash Election” has the meaning set forth in Section 2.9(b).

“Cash Escrow Deposit” has the meaning set forth in Section 2.8(a).

“Cash Estimated Merger Consideration” has the meaning set forth in Section 2.6(c)(ii).

“Cash Merger Consideration” has the meaning set forth in Section 2.9(a).

“Cash Payment in Lieu of Fractional Shares” has the meaning set forth in Section 2.9(c).

“Certificate of Merger” means the certificate of merger, in the form attached hereto as Exhibit B.

“Claim” means any complaint, allegation, charge, petition, appeal, demand, notice, filing or claim of any kind that commences, alleges a basis to commence or threatens to commence any Proceeding by or before any Governmental Entity or Judicial Authority, or that asserts, alleges a basis to assert or threatens to assert any right, breach, default, violation, noncompliance, termination, cancellation or other action or omission.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Closing NWC Adjustment” has the meaning set forth in Section 2.6(b).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated by the Treasury Department and the IRS thereunder.

“Company” has the meaning set forth in the preamble.

“Company Benefit Plan” means any plan, Contract or arrangement (regardless of whether funded or unfunded) which is sponsored by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary makes contributions, which provides compensation or benefits to any employee of the Company or any Company Subsidiary (in his or her capacity as an employee) or to which the Company or any Company Subsidiary has any obligation with respect to any current or former employee (in such capacity).

“Company Change in Control Severance Plan” means the Change in Control Severance Plan for Certain Covered Executives of One Communications Corp., dated October 3, 2008.

“Company Deposits” means any cash deposits made by the Company or any Company Subsidiary into an account for the benefit of, maintained by or under the control or direction of any vendor.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Purchaser concurrently with the execution of this Agreement and forming a part hereof.

“Company Fundamental Representations” has the meaning set forth in Section 8.1(a).

“Company Funded Debt Payoff Amount” means: (a) the Senior Debt Payoff Amount; and (b) the Capitalized Lease Payoff Amount.

“Company Indebtedness” means all obligations or other liabilities of the Company or any Company Subsidiary: (a) for borrowed money (including all principal, interest, premiums, penalties and breakage fees whether accrued or otherwise); (b) in respect of letters of credit, bankers’ acceptances or other similar instruments or reimbursement obligations with respect thereto; (c) to pay the deferred purchase price of any asset, property or right; (d) under the Capitalized Leases or any other capital leases; (e) under an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement (including any termination or breakage fees); (f) of the types described in clauses (a) through (e) above that are guaranteed, directly or indirectly, by the Company or any Company Subsidiary; and (g) under any mortgage, deed of trust, indenture, security agreement or other agreement securing any of the foregoing obligations.

“Company Material Adverse Effect” means any change, effect, event or occurrence or state of facts that either, individually or in the aggregate, is materially adverse to the financial condition, business, properties, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, excluding any change, effect, event or occurrence resulting directly or indirectly from: (a) general changes in economic, financial or capital market, regulatory or political conditions that do not have a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole; (b) changes in conditions generally applicable to the industries in which the Company and the Company Subsidiaries operate that do not have a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, relative to other participants in such industries; (c) any natural disaster, act of terrorism, sabotage, military action or war (whether or not declared) or any other social or political disruption, in each case including any escalation or worsening thereof, that does not have a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole; (d) changes in the Law or accounting regulations or principles or interpretations thereof; (e) any failure, in and of itself, by the Company or any of the Company Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions; or (f) the execution or announcement of this Agreement or the taking of any action contemplated or required by this Agreement, or the consummation of the Transactions; or (g) the Verizon Litigation or the settlement or other resolution thereof.

“Company Options” means options to purchase Company Shares.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

“Company Stockholders’ Responsibility Sale-Related Severance Obligations” means the obligations under the Company Change in Control Severance Plan with respect to termination of the employment of the individuals listed on Schedule 1.1(a) at the Closing.

“Company Permits” has the meaning set forth in Section 3.15(b).

“Company Representatives” has the meaning set forth in Section 5.7.

“Company Shares” means shares of: (a) the Company’s Class A Common Stock, par value $.01 per share; (b) the Company’s Non-Voting Class B Common Stock, par value $.01 per share; and (c) the Company’s Class C Common Stock, par value $.01 per share.

“Company Stockholder Consent” has the meaning set forth in the Recitals.

“Company Stockholders” means the holders of Company Shares.

“Company Stockholder Indemnified Party” has the meaning set forth in Section 8.2(c).

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Technology Systems” has the meaning set forth in Section 3.12(b).

“Company Telecom Permits” has the meaning set forth in Section 3.16(b).

“Company Transaction Expenses” means the investment banking, legal, accounting and other professional fees and expenses of the Advisors incurred on or before the Closing Date and payable by the Company or any of the Company Subsidiaries.

“Company Warrants” means warrants to purchase Company Shares.

“Confidential Information” means information in any form, whether it is tangible or intangible, which includes any information, data, reports, records, technology, technical data, trade secrets, know-how or ideas, including that which relates to business operations, products, services, customers, plans, markets, research, inventions, processes, designs, drawings, engineering, marketing or finances, which information is intended by the applicable party or its Affiliate to be treated as confidential as determined by its nature and content; provided, however, that any information that is or becomes generally available to the public through no breach by the recipient of the information of any contractual or legal confidentiality obligation shall not be deemed to be Confidential Information.

“Confidentiality Agreement” has the meaning set forth in Section 5.4.

“Conflict” has the meaning set forth in Section 3.3(a).

“Contract” means any written or oral contract, subcontract, agreement, note, bond, mortgage, warranty, indenture, deed of trust, trust document, lease, sublease, license, sublicense, purchase or sale order, insurance policy or other commitment, obligation undertaking or instrument of any nature that is binding or enforceable upon the parties thereto.

“Consent” means, with respect to any Person, any approval, authorization, exemption, waiver, permission or consent of any kind of such Person.

“Conversent” means Conversent Communications, Inc., a Delaware corporation and one of the Company Subsidiaries.

“CTC” means CTC Communications Corp., a Massachusetts corporation and one of the Company Subsidiaries.

“Customer Requirements” has the meaning set forth in Section 3.21(c).

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” has the meaning set forth in Section 2.4.

“Downward Post-Closing NWC Adjustment” has the meaning set forth in Section 2.11(b).

“Effective Time” has the meaning set forth in Section 2.2(a).

“Election Deadline” has the meaning set forth in Section 2.9(f).

“End Date” has the meaning set forth in Section 7.1(b).

“Environmental Law” means any applicable federal, state or local statute, regulation, ordinance, or other legal requirement currently in effect relating to the protection of the environment, natural resources, or human health or safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) as each has been amended and the regulations promulgated pursuant thereto.

“Equitable Exceptions” means any limitations with respect to the enforceability of any obligations resulting from: (a) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other requirements of Laws, Orders or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally; and (b) as to the remedy of specific performance and injunctive and other forms of equitable relief, the imposition of equitable defenses and the discretion of the Judicial Authority before which any Proceeding therefor may be brought, whether at law or in equity.

“Equity Interest” in any Person means any direct or indirect ownership interest in such Person, including any ownership interests evidenced by shares of capital stock, membership interests, limited liability company interests or partnership interests and any options, warrants, convertible securities, calls, pre-emptive rights, subscription rights or other rights, agreements, arrangements or commitments of any kind obligating such Person to issue or sell any ownership interests in such Person and any security convertible into or exchangeable for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each Company Subsidiary and each other entity which, together with the Company and/or any such Company Subsidiary, would be treated as a single employer under Section 414(b) or (c) of the Code or Section 4001 of ERISA.

“Escrow Account” has the meaning set forth in Section 2.8(a).

“Escrow Agent” has the meaning set forth in Section 2.8(a).

“Escrow Agreement” has the meaning set forth in Section 2.8(a).

“Escrowed Funds” has the meaning set forth in Section 2.8(a).

“Escrowed Merger Consideration” has the meaning set forth in Section 2.8(a).

“Escrowed Shares” has the meaning set forth in Section 2.8(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.6(b).

“Estimated Merger Consideration” has the meaning set forth in Section 2.6(b).

“Estimated NWC” has the meaning set forth in Section 2.6(b).

“Example NWC Statement” has the meaning set forth in Section 2.6(b).

“Excess Receivables Amount” has the meaning set forth in Section 2.11(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Exemptions” shall have the meaning set forth in Section 5.10(e).

“FCC” means the U.S. Federal Communications Commission.

“FCC Approval” means any Consent of the FCC that is necessary for the Purchaser and the Company to consummate the Transactions.

“FiberNet Sale Documents” means: (a) the Purchase Agreement, dated as of July 19, 2010, by and among Conversent, nTelos Inc., a Virginia corporation (“nTelos”), and, solely with respect to Sections 6.15 and 11.17 thereof, the Company; and (b) the Escrow Agreement by and among Branch Banking and Trust Company, Conversent and nTelos.

“FiberNet Sale Proceeds” means any amounts to be paid to Conversent, from time to time under the FiberNet Sale Documents, in accordance with the terms and conditions thereof.

“Fibertech Sale Documents” means: (a) the Purchase Agreement, dated as of August 12, 2010, by and among Fibertech Networks, LLC, a Delaware limited liability company (“Fibertech”), and Firefox Acquisition Corp., a Delaware corporation (“Firefox”); and (b) the Agreement and Plan of Merger, dated as of November 18, 2010, by and among Fibertech, Firefox and Chisholm Partners IV, L.P., a Delaware limited partnership.

“Fibertech Sale Proceeds” means any amounts to be paid to CTC from time to time under the Fibertech Sale Documents in accordance with the terms and conditions thereof.

“Final NWC” has the meaning set forth in Section 2.11(a).

“Final Order” means any Order that has become final and nonappealable.

“Final Post-Closing NWC Statement” has the meaning set forth in Section 2.11(a).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Form of Election” has the meaning set forth in Section 2.9(f).

“FTC” has the meaning set forth in Section 5.5(b).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis.

“Good Condition” has the meaning set forth in Section 3.21(c).

“Governmental Entity” means any government (including any United States or foreign federal, state, provincial, municipal or county government), any political subdivision thereof and any governmental, administrative, ministerial, regulatory, central bank, self-regulatory, quasi-governmental, taxing, executive, or legislative department, court, arbitrator, commission, body, agency, authority or instrumentality of any of the foregoing.

“Hazardous Material” means any “hazardous substance” (as defined in 42 U.S.C. § 9601(14)), any “hazardous waste” (as defined by 42 U.S.C. §6903(5)), any “pollutant” or “contaminant” (each as defined by 42 U.S.C. §9601(33)), any toxic substance, oil or hazardous material or other chemical or substance (including any petroleum product or by-product, asbestos in any form, polychlorinated biphenyls, urea formaldehyde or perchlorate) regulated by, or forming the basis upon which liability may be imposed by a Person under, any applicable Environmental Laws, or any other material or substance that is listed or classified as hazardous pursuant to any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

“ILEC Agreements” has the meaning set forth in Section 3.6(c).

“In-The-Money Option Exercise Payments” has the meaning set forth in Section 2.3(c).

“Income Taxes” means any United States or foreign federal, state, provincial, municipal or county Tax that, in whole or in part, is based on, measured by or calculated by reference to net income, profits or gains, including any state or local franchise Tax, and including any interest, penalty or addition thereto, whether disputed or not.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Indemnified Taxes” has the meaning set forth in Section 5.13(a).

“Indemnity Claim Notice” has the meaning set forth in Section 8.4(a).

“Indemnity Claim Response” has the meaning set forth in Section 8.4(b).

“Indemnity Threshold Amount” has the meaning set forth in Section 8.3(a).

“Independent Accountants” has the meaning set forth in Section 2.11(a).

“Individual Company Stockholder Fundamental Representations” has the meaning set forth in Section 8.1(a).

“Individual Company Stockholder Indemnity Cap” has the meaning set forth in Section 8.3(c).

“Individual Stockholder Claim” has the meaning set forth in Section 9.1(e).

“Industry Standards” has the meaning set forth in Section 3.21(c).

“Initial Shortfall Amount” has the meaning set forth in Section 2.6(b).

“Intellectual Property” means all rights arising from or in respect of the following: (i) inventions (whether patentable or unpatentable), improvements, patents and applications therefor, including continuations, divisionals, continuations-in-part, reexaminations, renewals, extensions, provisionals, and reissues thereof (collectively, “Patents”), (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, designs, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship (whether copyrightable or not) and mask work rights (collectively, “Copyrights”), (iv) Software, (v) trade secrets, know-how, computer hardware and information technology systems, (vi) all moral and economic rights of authors and inventors, however denominated, and (vii) any similar or equivalent rights to any of the foregoing.

“IRS” means the Internal Revenue Service of the United States.

“Judicial Authority” means any court, arbitrator, special master, receiver, tribunal or similar body of any kind (including any Governmental Entity exercising judicial powers or functions of any kind).

“Knowledge of the Company” and correlative phrases such as “the Company’s Knowledge” means all facts known by any of Howard Janzen, John Hanson, Raymond Ostroski, Russell Oliver, Gregory Floerke, Linda Chapman, Pamela Hintz, Randy Ritter, Tom Thomas or Aaron Bruneau on the date hereof or on the Closing Date (as applicable), in each case after reasonable inquiry.

“Knowledge of the Purchaser” and correlative phrases such as “the Purchaser’s Knowledge” means all facts known by any of Rolla P. Huff, Joseph M. Wetzel, Bradley A. Ferguson or Samuel R. Desimone, Jr. on the date hereof or on the Closing Date (as applicable), in each case after reasonable inquiry.

“Law” means any treaty, code, statute, law (including common law), rule, regulation, convention, ordinance, Order, regulatory policy statement or similar guidance, binding directive or decree of any Governmental Entity or Judicial Authority.

“Leased Network Facilities” means all of the Network Facilities of the Company and the Company Subsidiaries that are not owned by the Company or any Company Subsidiary but are provided under lease, license, indefeasible rights of use of capacity or infrastructure or other agreements, including Right-of-Way Agreements, between the Company or any Company Subsidiary and third Persons.

“Leased Real Property” has the meaning set forth in Section 3.11(a).

“Liability” means any liability for payment, indebtedness, payment obligation, loss incurred, cost, expense, expenditure, charge, fee or any other sum or amount due or otherwise required to be paid.

“License Agreements” has the meaning set forth in Section 3.12(a).

“Lien” means any mortgage, pledge, charge, deed of trust, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction security interest or other lien or encumbrance.

“Loss” means any Liability, fine, penalty, shortage, damage, amount incurred or paid with respect to an Order, claim, demand, suit, action, cause of action, diminution in value, settlement, deficiency or loss of any kind including reasonable attorney fees.

“Majority Holders” has the meaning set forth in the Recitals.

“Material Contracts” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.6(a)(ix).

“Merger Consideration Payment Conditions” has the meaning set forth in Section 2.10(b).

“Merger Sub” has the meaning set forth in the preamble.

“Network Facility Agreement” has the meaning set forth in Section 3.21(e).

“Network Facilities” means all material network facilities (including, cables, wires, conduits, switches, and other equipment and facilities) and related material operating support systems, network operations centers, and land and buildings associated therewith. For purposes of this definition “material” shall mean any network facility the absence of which would materially and adversely affect the ability of the Company or any of the Company Subsidiaries to use the Company’s domestic or international networks, taken as a whole, in the manner and scope in which such network is currently being used.

“NWC” means Current Assets minus Current Liabilities with: (a) the “Current Assets” consisting of accounts receivable, CABS Receivables, amounts due from related parties, prepaid expenses and other current assets of the Company, in each case as determined in accordance with: (i) GAAP consistent with the manner of preparation of the Financial Statements; and (ii) the Example NWC Calculation; and (b) the “Current Liabilities” consisting of accounts payable, accrued expenses, deferred revenues and other current liabilities of the Company, in each case as determined in accordance with: (i) GAAP consistent with the manner of preparation of the Financial Statements; and (ii) the Example NWC Calculation.

“NWC Dispute Notice” has the meaning set forth in Section 2.11(a).

“Option Exercise Payments” has the meaning set forth in Section 2.3(c).

“Order” means any judgment, writ, decree, directive, decision, injunction, ruling, award assessment, arbitration award, or order (including any consent decree or cease and desist order) of any kind of any Governmental Entity or Judicial Authority.

“Organizational Documents” of a Person means: (a) the articles of incorporation,  certificate of incorporation, certificate of formation or similar document(s) filed with a Governmental Entity, which filing forms or organizes such Person; and (b) the bylaws, limited liability company operating agreement, partnership agreement, trust agreement or similar document(s), whether or not filed with a Governmental Entity, which organize and/or govern the internal affairs of such Person, in the case of each of the foregoing clause (a) and (b), as in effect at the time in question.

“Other Sale-Related Severance Obligations” means the obligations under the Company Change in Control Severance Plan with respect to termination of the employment of each of the individuals covered thereby other than the Company Stockholders’ Responsibility Sale-Related Severance Obligations.

“Overall Company Stockholder Indemnity Cap” has the meaning set forth in Section 8.3(b).

“Owned Network Facilities” means Network Facilities that are owned by the Company or any Company Subsidiary.

“Paying Agent” has the meaning set forth in Section 2.10(a).

“Paying Agent Agreement” has the meaning set forth in Section 2.10(a).

“Pending Claims Amount” has the meaning set forth in Section 2.8(c).

“Permit” means any consent, franchise, license, approval, authorization, certificate of public convenience and necessity, waiver, certification or permit issued or granted by any Governmental Entity.

“Permitted Lien” means: (a) mechanics’, materialmen’s and similar Liens not yet due and payable; (b) Liens for Taxes not yet due and payable; (c) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (d) in the case of tangible personal property or owned or leased real property, imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value of, or materially interfere with the present or presently contemplated use of, the property subject thereto or affected thereby.

“Per Share Estimated Merger Consideration” means: (a) the Estimated Merger Consideration; divided by (b) the aggregate number of outstanding Company Shares as of the Effective Time.

“Per Share Merger Consideration” means: (a) the Merger Consideration; divided by (b) the aggregate number of outstanding Company Shares as of the Effective Time.

“Person” means an individual, a partnership, a sole proprietorship, a company, a firm, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a union, a group acting in concert, a Governmental Entity or any other entity, body or association of any kind.

“Post-Closing NWC Adjustment” has the meaning set forth in Section 2.11(b).

“Post-Closing NWC Statement” has the meaning set forth in Section 2.11(a).

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pre-Closing Taxable Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including, in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date.  Except as provided in the following sentence, for the purpose of apportioning any Taxes relating to a Straddle Period to a Pre-Closing Taxable Period, such apportionment shall be made assuming that the relevant entity had a taxable year that ended at the close of business on the Closing Date.  In the case of property Taxes and similar Taxes which apply ratably to a taxable period, the amount of Taxes allocable to the portion of the Straddle Period that is a Pre-Closing Taxable Period shall equal the Tax for the period multiplied by a fraction, the numerator of which shall be the number of days in the period up to and including the Closing Date, and the denominator of which shall be the total number of days in the period.

“Preliminary NWC Statement” has the meaning set forth in Section 2.6(b).

“Proceeding” means any action, suit, arbitration, mediation, litigation, hearing, investigation, inquiry or other proceeding of any kind (public or private) involving any arbitration panel, Governmental Entity, any Judicial Authority or any other Person.

“Pro Rata Share” means, with respect to each Company Stockholder, the percentage determined by dividing: (a) the number of Company Shares held by such Company Stockholder as of the Effective Time; by (b) the aggregate number of outstanding Company Shares as of the Effective Time.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Disclosure Schedule” means the disclosure schedule delivered by the Purchaser to the Company concurrently with the execution of this Agreement and forming a part hereof.

“Purchaser Indemnified Party” has the meaning set forth in Section 8.2(a).

“Purchaser Material Adverse Effect” means any change, effect, event or occurrence or state of facts that either, individually or in the aggregate, is materially adverse to the financial condition, business, properties, liabilities or results of operations of the Purchaser and its Subsidiaries, taken as a whole, excluding any change, effect, event or occurrence resulting directly or indirectly from: (a) general changes in economic, financial or capital market, regulatory or political conditions that do not have a materially disproportionate adverse effect on the Purchaser and its Subsidiaries, taken as a whole; (b) changes in conditions generally applicable to the industries in which the Purchaser and its Subsidiaries operate that do not have a materially disproportionate adverse effect on the Purchaser and its Subsidiaries, taken as a whole, relative to other participants in such industries; (c) any natural disaster, act of terrorism, sabotage, military action or war (whether or not declared) or any other social or political disruption, in each case including any escalation or worsening thereof, that does not have a materially disproportionate adverse effect on the Purchaser and its Subsidiaries, taken as a whole; (d) changes in the Law or accounting regulations or principles or interpretations thereof; (e) any failure, in and of itself, by the Purchaser and its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions; or (f) the execution or announcement of this Agreement or the taking of any action contemplated or required by this Agreement, or the consummation of the Transactions.

“Purchaser Material Contracts” has the meaning set forth in Section 4.9.

“Purchaser SEC Reports” has the meaning set forth in Section 4.3(a).

“Purchaser SEC Financial Statements” has the meaning set forth in Section 4.5(a).

“Purchaser Stock” means the common stock, par value $0.01 per share, of the Purchaser.

“Purchaser Stock Value” has the meaning set forth in Section 2.9(e).

“Registered IP” means all Patents, all Copyright registrations and applications therefor, all registrations and registration applications for Marks and all Intellectual Property underlying such Patents, registrations, and applications.

“Registration Rights Agreement” has the meaning set forth in Section 2.7(a)(xii).

“Regulation S-X” means Regulation S-X under the Securities Act and the Exchange Act.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching (including the abandoning or discarding of barrels, containers or other receptacles) into the environment.

“Remedial Action” means all actions required by Environmental Laws to remediate, clean up, remove, restore, treat or address any Hazardous Material in the environment, including pre-remedial studies and investigations or post-remedial monitoring and care.

“Required Consents” means: (a) the FCC Approval; (b) the State PUC Approvals listed on Section 1.1(b) of the Company Disclosure Schedule; and (c) the consents of the counterparties to such

Contracts to which the Company or any Company Subsidiary is a party as are indicated with an asterisk on Section 3.3(b) of the Company Disclosure Schedule.

“Restricted Share Payment” has the meaning set forth in Section 2.3(c).

“Right-of-Way Agreement” has the meaning set forth in Section 3.21(a).

“Rights Agreement” means that certain Rights Agreement, dated as of August 6, 2002, between the Purchaser and American Stock Transfer & Trust Co., as Rights Agent.

“Sale Bonus Payments” means the payments to employees, officers or directors of the Company and the Company Subsidiaries related to or arising out of the Transactions, including all stay bonuses.

“Sale-Related Severance Obligations” means the payments to employees, officers or directors of the Company and the Company Subsidiaries under the Company Change in Control Severance Plan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Debt Facility” means: (a) the Amended and Restated First Lien Credit and Guaranty Agreement, dated as of April 19, 2007, as amended, by and among the Company; certain of Company Subsidiaries as guarantors; the lenders from time to time party thereto; Goldman Sachs Credit Partners L.P., as Lead Arranger, Sole Bookrunner and Syndication Agent; and Deutsche Bank Trust Company Americas, Trust and Securities Services, as successor Administrative Agent and successor Collateral Agent; and (b) any other agreements and documents entered into in connection with such agreement.

“Senior Debt Payoff Amount” means the amount necessary to pay off in full all amounts due as of the Closing under the Senior Debt Facility.

“Shares Estimated Merger Consideration” has the meaning set forth in Section 2.6(c)(ii).

“Software” means any and all: (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation including user manuals and other training documentation related to any of the foregoing.

“State PUC” means any state or local public service commission or similar state or local Governmental Entity that has authority over the Company or any Company Subsidiary.

“State PUC Approval” means any Consent of any State PUC that is necessary for the Purchaser and the Company to consummate the Transactions.

“Stock Certificates” has the meaning set forth in Section 2.3(a).

“Stock Certificate Surrender Instructions” has the meaning set forth in Section 2.10(b).

“Stock Election” has the meaning set forth in Section 2.9(c).

“Stock Event” has the meaning set forth in Section 2.9(e).

“Stock Merger Consideration” has the meaning set forth in Section 2.9(a).

“Stockholder Representative” has the meaning set forth in the preamble.

“Stockholder Representative Agreement” has the meaning set forth in Section 9.1(a).

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Stub Period Financial Statements” has the meaning set forth in Section 3.4(a).

“Subsidiary” means any Person with respect to which another Person, directly or indirectly, owns equity securities collectively having the voting power to be able to elect a majority of the members of the board of directors or similar body or otherwise control the management and operations of such Person.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Swap Contracts” means all of the swap contracts to which the Company and the Company Subsidiaries are parties, each of which is set forth on Section 3.4(c) of the Company Disclosure Schedule.

“Swap Contracts Payoff Amount” means the amount that is necessary to settle in full all obligations of the Company and the Company Subsidiaries under the Swap Contracts as the Closing Date.

“Swap Counterparties” means the counterparties to the Swap Contracts.

“Target NWC” has the meaning set forth in Section 2.6(b).

“Tax” or “Taxes” means any United States or foreign federal, state, provincial, municipal or county income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, service, recording, import, export, estimated or other tax, fee or assessment of any kind whatsoever, including without limitation, the Federal Universal Service Fund, whether computed on a separate, consolidated, unitary, combined or any other basis, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any Person.

“Tax Authority” means, with respect to any Tax, a Governmental Entity that imposes such Tax, and any Governmental Entity or Judicial Authority charged with the collection of, or is otherwise empowered to collect, such Tax.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any information return or report with respect to backup withholding and payments to third parties, and including any schedule or attachment thereto and any amendment thereof.

“Telecom Laws” means: (a) the Communications Act of 1934, as amended (including by the Telecommunications Act of 1996, as amended); (b) any state or local laws that govern the provision of telecommunications services; and (c) any applicable rules, regulations or policies administered or promulgated by the FCC or any State PUC with respect to the provision of telecommunications services.

“Third Party” has the meaning set forth in Section 8.4(a).

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Voting Agreement, the Registration Rights Agreement and any other document or instrument to be entered into by the parties in connection with the Transactions.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transmittal Letter” has the meaning set forth in Section 2.10(b).

“Underwater Option Exercise Payments” has the meaning set forth in Section 2.3(c).

“Upward Post-Closing NWC Adjustment” has the meaning set forth in Section 2.11(b).

“Verizon Litigation” means the Proceeding entitled Verizon New York Inc. v. Choice One Communications of New York, Inc., Index No. 603280/2006, that is pending in the Supreme Court of the State of New York for the County of New York, along with any appeals thereof and other Proceedings relating to the underlying facts thereof, and including the judgment rendered by the court in favor of Verizon New York Inc. (“Verizon”) on November 19, 2010, in such Proceeding in the amount of $28,610,835.30 plus post-judgment interest thereon from June 23, 2010.

“Virtual Data Room” means the virtual data room established by the Company with Intralinks in connection with the Transactions.

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Warrant Exercise Payments” has the meaning set forth in Section 2.3(d).

ARTICLE II:
THE MERGER

2.1                               The Merger.  Upon and subject to the terms and conditions of this Agreement, the other Transaction Documents and Section 251 of the DGCL, Merger Sub will be merged with and into the Company at and as of the Effective Time (the “Merger”). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a wholly-owned indirect Subsidiary of the Purchaser.  The separate existence of Merger Sub shall terminate at and as of the Effective Time.

2.2                               Effect of the Merger.

(a)                                  General.  The Merger shall become effective at the time (the “Effective Time”) that Merger Sub and the Company file the Certificate of Merger with the Secretary of State of the State of Delaware.  The Merger shall have the effect set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein or therein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall, by operation of law, become the property, rights, privileges, powers and franchises of the Surviving Corporation, and all debts, obligations, liabilities and duties of the Company and Merger Sub shall become the debts, obligations, liabilities and duties of the Surviving Corporation.

(b)                                 Certificate of Incorporation.  The Certificate of Incorporation of the Company shall be amended and restated at and as of the Effective Time to be in the form of the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit C and as so amended shall be the certificate of incorporation of the Surviving Corporation.

(c)                                  Bylaws.  The bylaws of the Company shall be amended and restated at and as of the Effective Time to be in the form of the Amended and Restated Bylaws attached hereto as Exhibit D and as so amended shall be the bylaws of the Surviving Corporation.

(d)                                 Directors and Officers.  The parties shall take all requisite action so that the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws as in effect from time to time.

(e)                                  Stockholder Representative Agreement.  By virture of the approval and consummation of the Merger, each of the Company Stockholders shall accept and be bound by the Stockholder Representative Agreement (which is incorporated by reference into this Agreement) regardless of whether such Company Stockholder actually executes the Stockholder Representative Agreement.

2.3                               Conversion of Shares, Options and Warrants.

(a)                                  Conversion of Company Shares in the Merger.  At and as of the Effective Time, each Company Share (other than any Dissenting Shares) that is issued and outstanding immediately prior to the Effective Time shall, by operation of law, be converted into and represent the right to the Merger Consideration with respect to such Company Share in accordance with the terms and conditions of this Agreement and each certificate that theretofore evidenced ownership of any such Company Share (each, a “Stock Certificate”) shall instead only evidence the right to receive such Merger Consideration in accordance with the terms and conditions of this Agreement and the applicable provisions of the DGCL. Each Company Share that is held by the Company (as treasury stock or otherwise) immediately prior to the Effective Time shall, by operation of law, be canceled and retired and no consideration or payment shall be made or delivered in respect of such Company Share.  From and after the Effective Time, no Company Share shall be deemed to be outstanding or to have any rights whatsoever, other than those expressly set forth in this Section 2.3(a) or Section 2.4.  The payment of Merger Consideration pursuant to this Section 2.3(a) shall be deemed to have been issued in full, final and complete satisfaction of all rights pertaining to all of the Company Shares (other than Dissenting Shares), and, from and after the Effective Time, there shall be no further registration of transfers on the books of the Surviving Corporation of any Company Shares that were issued and outstanding immediately prior to the Effective

Time.  If, after the Effective Time, any Stock Certificates representing any Company Shares that were outstanding immediately prior to the Effective Time are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement and the Paying Agent Agreement.

(b)                                 Conversion of Merger Sub Shares in the Merger.  At and as of the Effective Time, each share of the common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of the common stock, par value $.01 per share, of the Surviving Corporation and each stock certificate that theretofore evidenced ownership of any share of the common stock of Merger Sub shall instead, from and after the Effective Time, evidence only ownership of such shares of common stock of the Surviving Corporation.

(c)                                  Effect of the Merger on Company Options and Restricted Stock.  At and as of the Effective Time: (i) each vested and unvested Company Option that is issued and outstanding immediately prior to the Effective Time and has an exercise price per Company Share that is less than the Per Share Merger Consideration shall entitle the holder thereof to the right to receive from the Surviving Corporation, as soon as reasonably practicable after the Effective Time, a cash payment in an aggregate amount equal to the product of (A) the excess of (1) the Per Share Merger Consideration over (2) the exercise price per Company Share of such Company Option, and (B) the number of Company Shares subject to such Company Option (collectively, the “In-The-Money Option Exercise Payments”); (ii) each vested and unvested Company Option that is issued and outstanding immediately prior to the Effective Time and has an exercise price per Company Share that is equal to or greater than the Per Share Merger Consideration, other than any such options held by the Company’s employees listed on Schedule 2.7(a)(x) who shall receive no consideration, shall entitle the holder thereof to the right to receive from the Surviving Corporation, as soon as reasonably practicable after the Effective Time, a cash payment in an aggregate amount equal to the product of (A)  $0.01 and (B) the number of Company Shares subject to such Company Option, (collectively, the “Underwater Option Exercise Payments,” and, collectively, with the In-The-Money Option Exercise Payments, the “Option Exercise Payments”), and (iii) each share of vested or unvested Company restricted stock that is outstanding immediately prior to the Effective Time shall, without further action by the holder thereof, become fully vested and converted into and represent the right to the Merger Consideration with respect to such Company Share (the “Restricted Share Payment”).  At and as of the Effective Time, each agreement or other document that theretofore evidenced any Company Option or Restricted Share shall instead only evidence the right to receive the Option Exercise Payment with respect to such Company Option, or the Restricted Share Payment with respect to such Restricted Shares, and in accordance with the terms and conditions of this Agreement.  From and after the Effective Time, (i) no holder of a Company Option shall have any rights in respect thereof other than to receive payment of the Option Exercise Payment with respect to such holder’s Company Options as set forth in this Section 2.3(c), and (ii) no holder of Restricted Shares shall have any rights in respect thereof other than to receive payment of the Restricted Share Payment with respect to such holder’s Restricted Shares as set forth in this Section 2.3(c).  The Company shall (i) as required under the terms and conditions of each Company Option, send a written notice to each holder of Company Options prior to the Closing Date: (A) describing the effect of the Merger on the Company Options (as set forth above in this Section 2.3(c)); and (B) notifying such holder that the Purchaser and the Surviving Corporation will not assume any Company Options following the Effective Time or substitute new options therefore, and (ii) use commercially reasonable efforts to get all optionholders to sign option cancellation agreements in a form reasonably acceptable to the Purchaser and the Company prior to Closing.

(d)                                 Effect of the Merger on Company Warrants.  At and as of the Effective Time: (i)  each Company Warrant that is issued and outstanding immediately prior to the Effective Time and has an exercise price per Company Share that is less than the Per Share Merger Consideration shall entitle the holder thereof to the right to receive from the Surviving Corporation, as soon as reasonably practicable after the Effective Time, a cash payment in an aggregate amount equal to the product of (A) the excess of (1) the Per Share Merger Consideration over (2) the exercise price per Company Share of such Company Warrant, and (B) the number of Company Shares subject to such Company Warrant (collectively, the “Warrant Exercise Payments”); and (ii) each Company Warrant that is issued and outstanding immediately prior to the Effective Time and has an exercise per Company Share that is equal to or greater than the Per Share Merger Consideration shall automatically be cancelled, without any consideration paid therefor, as of the Effective Time.  At and as of the Effective Time, each warrant agreement or other document that theretofore evidenced any Company Warrant shall instead only evidence the right to receive the Warrant Exercise Payment (if any) with respect to such Company Warrant in accordance with the terms and conditions of this Agreement.  From and after the Effective Time, no holder of a Company Warrant shall have any rights in respect thereof other than to receive payment of the Warrant Exercise Payment (if any) with respect to such holder’s Company Warrants as set forth in this Section 2.3(d).  The Company shall, as required under the terms and conditions of each Company Warrant, send a written notice to each holder of Company Warrant prior to the Closing Date describing the effect of the Merger on the Company Warrant (as set forth above in this Section 2.3(d)). The Company will use commercially reasonable efforts to get all warrant holders to sign warrant cancellation agreements in a form reasonably acceptable to the Purchaser and the Company prior to the Closing and/or to amend the agreements relating to the Company Warrants to terminate all the Company Warrants as of the Effective Time.

(e)                                  Tax Withholding.  Notwithstanding anything to the contrary in this Agreement: (i) the Paying Agent, the Company and the Surviving Corporation shall each be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder of Company Shares, Company Options or Company Warrants under this Agreement such amounts as are required to be deducted or withheld therefrom under applicable Law; and (ii) to the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the applicable holder of Company Shares, Company Options or Company Warrants in respect to which such deduction and withholding were made by the Paying Agent, the Company or the Surviving Corporation, as applicable.

2.4                               Appraisal Rights.  Notwithstanding anything to the contrary in this Agreement, any Company Share that is outstanding as of immediately prior to the Effective Time and is held by a Company Stockholder that has not voted in favor of the Merger or consented thereto pursuant to Section 228 of the DGCL and that has otherwise properly perfected such Company Stockholder’s right to appraisal for such Company Share in accordance with the DGCL (and who has not effectively withdrawn nor lost such Company Stockholder’s right to such appraisal) (the “Dissenting Shares”), shall not be converted into a right to receive the Merger Consideration with respect thereto pursuant to Section 2.3(a), but shall instead be converted into only such rights as are granted pursuant to the applicable provisions of the DGCL; provided, however, that any Company Share held by a Company Stockholder who, after the Effective Time, withdraws such Company Stockholder’s demand or fails to perfect or otherwise loses such Company Stockholder’s right of appraisal pursuant to the applicable provisions of the DGCL, shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.3(a), without interest thereon.  The Company shall provide the Purchaser with prompt written notice of any demands for appraisal pursuant to the applicable provisions of the DGCL that are received by the Company, any withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating thereto.

2.5                               The Closing.

(a)                                  The closing of the Transactions contemplated by this Agreement (the “Closing”) shall take place at: (i) the offices of Kelley Drye & Warren LLP, located at 101 Park Avenue, New York, NY 10178, at 10:00 a.m. on the fifth (5th) Business Day after the date on which the last to be satisfied or waived of the Closing conditions set forth in Article VII (other than Closing conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with the terms of this Agreement; or (ii) at such other place, time and date as the Purchaser and the Company may agree in writing. The date on which the Closing takes place is referred to herein as the “Closing Date.”

(b)                                 At the Closing, Merger Sub and the Company shall file the Certificate of Merger with the Secretary of State of the State of Delaware.

2.6                               Merger Consideration; Payments at Closing.

(a)                                  Merger Consideration.  The aggregate consideration payable to Company Stockholders in connection with the Merger, shall be an amount equal to the following:

(i)                                     $370,000,000;

(ii)                                  minus, the Company Funded Debt Payoff Amount, the Swap Contracts Payoff Amount and any other Company Indebtedness outstanding at Closing (other than any Current Liabilities included in the calculation of NWC pursuant to Section 2.11);

(iii)                               minus, the amount by which the Final NWC is less than the Target NWC, or plus the amount by which the Final NWC is greater than the Target NWC;

(iv)                              minus, the Company Transaction Expenses;

(v)                                 minus, the Warrant Exercise Payments;

(vi)                              minus, the Option Exercise Payments;

(vii)                           minus, the Sale Bonus Payments;

(viii)                        minus, the Company Stockholders’ Responsibility Sale-Related Severance Obligations; and

(ix)                                minus, the amount, if any, paid by the Company or any of the Company Subsidiaries after the date hereof and at or prior to Closing pursuant to Section 2.13 or otherwise (including attorneys’ fees) with respect to the Verizon Litigation (the amount resulting after such deductions and additions, as applicable, the “Merger Consideration”).

For the avoidance of doubt and notwithstanding anything to the contrary herein, the parties agree and acknowledge that the Other Sale-Related Severance Obligations shall not: (A) be included in the Company Indebtedness, (B) be included in the Current Liabilities, or (C) otherwise be borne by the Company Stockholders.

The Merger Consideration shall be estimated at Closing in accordance with Section 2.6(b), and the Estimated Merger Consideration shall be paid by the Purchaser on the Closing Date in accordance with

Section 2.6(c).  The Estimated Merger Consideration is subject to adjustment after the Closing in accordance with Section 2.11.

(b)                                 At least five (5) Business Days prior to the Closing, the Company shall prepare in consultation with, and deliver to, the Purchaser, (i) a consolidated balance sheet of the Company and its Subsidiaries estimated as of the Closing Date (the “Estimated Closing Balance Sheet”), (ii) a schedule and worksheet setting forth the Company’s good faith estimate of the Merger Consideration (the “Estimated Merger Consideration”), including: (A) a statement setting forth the Company’s good faith estimated calculation of the NWC as of the Closing, which the Purchaser and the Company shall reasonably agree (the “Preliminary NWC Statement”), which shall: (1) be certified by the Company’s Chief Financial Officer; (2) be in the form of the example NWC Statement set forth as Exhibit E hereto (the “Example NWC Statement”); (3) be prepared in accordance with GAAP consistent with the manner of preparation of the Financial Statements; and (4) include reasonable support for the calculations made therein; and (B) its calculation of the amounts of the items listed in subsections (ii), (iv), (v), (vi), (vii) and (viii) of Section 2.6(a).  The Company will permit, and will cause its Subsidiaries to permit, the Purchaser and its advisors and representatives reasonable access to the books, records and other documents pertaining to or used in connection with the preparation of the Estimated Closing Balance Sheet and the Preliminary NWC Statement.  If the NWC set forth on the Preliminary NWC Statement (the “Estimated NWC”) is less than negative $5,820,000 (the “Target NWC”), then (i) an amount up to the first $1,500,000 of such shortfall (the “Initial Shortfall Amount”) will reduce the Escrowed Merger Consideration dollar-for-dollar and (ii) any shortfall exceeding $1,500,000 shall be deducted from the Estimated Merger Consideration on a dollar for dollar basis.  If the Estimated NWC is greater than the Target NWC, then such excess shall be added to the Estimated Merger Consideration on a dollar for dollar basis (any such reduction or increase in the Estimated Merger Consideration, the “Closing NWC Adjustment”).

(c)                                  At the Closing, the Purchaser shall pay or cause to be paid the Estimated Merger Consideration, by wire transfer of immediately available funds or delivery of shares of Purchaser Stock (as applicable) to the applicable recipient, as follows:

(i)                                     to the Escrow Agent, the Escrowed Merger Consideration, as described in Section 2.8; provided, that, notwithstanding anything to the contrary in this Agreement, no Company Stockholder shall have any right whatsoever in any of the Escrow Funds, unless and until, and only in such event, such amount (which may be none or only be a portion of the amounts initially deposited with the Escrow Agent pursuant to Section 2.8), is released by the Escrow Agent to the Paying Agent for further distribution to the Company Stockholders as expressly provided in this Agreement and the Escrow Agreement; and

(ii)                                  to the Paying Agent, the Estimated Merger Consideration remaining after deduction of the Escrowed Merger Consideration, consisting of: (A) the portion thereof with respect to which the Company Stockholders have made, or been deemed to make, a Cash Election pursuant to Section 2.9 (the “Cash Estimated Merger Consideration”); and (B) the portion thereof with respect to which the Company Stockholders have made an effective Shares Election pursuant to Section 2.9 (the “Shares Estimated Merger Consideration”).

(d)                                 Other Closing Payments.  At the Closing, the Purchaser shall also pay or cause to be paid:

(i)                                     to Deutsche Bank Trust Company Americas, Trust and Securities Services, as successor Administrative Agent and successor Collateral Agent under the Senior Debt Facility, on behalf of the Company, the Senior Debt Payoff Amount;

(ii)                                  to each of Swap Counterparties, on behalf of the Company, their respective portions of the Swap Contracts Payoff Amount;

(iii)                               to each of the Advisors, on behalf of the Company, their respective portions of the Company Transaction Expenses and fees and expenses relating to the Verizon Litigation;

(iv)                              to the Company, the aggregate amount of the Option Exercise Payments and the Warrant Exercise Payments, for payment by the Company to each holder of Company Options and Company Warrants, respectively;

(v)                                 to One Communications Management Co., a wholly-owned subsidiary of the Company (“OCMCO”), the Sale Bonus Payments, for payment by OCMCO to the applicable employees, officers and directors of the Company and the Company Subsidiaries, less applicable withholdings required under applicable Law; and

(vi)                              to Verizon or its Affiliate, on behalf of the Company, the amount (if any) with respect to a settlement of the Verizon Litigation pursuant to Section 2.13.

2.7                               Closing Deliverables.

(a)                                  At the Closing, the Company shall deliver or cause to be delivered to the Purchaser:

(i)                                     copies of the Escrow Agreement and any other Transaction Documents to which the Company is a party that are to be entered into at Closing, duly executed by the Company, the Stockholder Representative, the Paying Agent and the Escrow Agent as applicable;

(ii)                                  an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of the Company, stating that the conditions to the Closing set forth in Sections 6.2(a), (b) and (e) have been satisfied;

(iii)                               a secretary’s certificate, dated as of the Closing Date, duly executed by the Secretary of the Company, attesting to: (A) the incumbent officers of the Company; and (B) resolutions of the Board of Directors and the Company Stockholder Consent approving the Merger and the other Transactions;

(iv)                              good standing certificates for the state of organization of the Company and each of the Company Subsidiaries;

(v)                                 written resignations effective as of the Closing Date of all officers and members of the Boards of Directors or similar governing body (as applicable) of the Company and each of the Company Subsidiaries;

(vi)                              the Certificate of Merger in the form required by the DGCL, duly executed by the Company;

(vii)                           the Estimated Closing Balance Sheet and the Preliminary NWC Statement, each certified by the Chief Financial Officer of the Company;

(viii)                        an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation § 1.897-2(h) so that the Purchaser is exempt from withholding any portion of the Merger Consideration under Section 1445 of the Code;

(ix)                                a termination agreement, in the form attached hereto as Exhibit F, under which the Stockholders Agreement (as defined in the Company’s bylaws) shall have been terminated without any continuing liability or obligation of the Company, duly executed by the Company and the requisite Company Stockholders thereunder;

(x)                                   stockholder release agreements, each in the form attached hereto as Exhibit G, duly executed by each of the Company Stockholders listed on Schedule 2.7(a)(x);

(xi)                                the Stockholder Representative Agreement signed by at least each of the Company Stockholders identified on Schedule 2.7(a)(xi) and the Stockholder Representative; and

(xii)                             a Registration Rights Agreement in the form of Exhibit H (the “Registration Rights Agreement”) signed by each Company Stockholder making a Stock Election;

(xiii)                          evidence reasonably satisfactory to the Purchaser of termination of each of the Swap Contracts, effective as of the Closing;

(xiv)                         evidence reasonably satisfactory to the Purchaser of termination and cancellation of all Company Options that have been terminated on or prior to the Closing;

(xv)                            evidence reasonably satisfactory to the Purchaser of termination and cancellation of all Company Warrants that have been terminated on or prior to the Closing; and

(xvi)                         any additional items required to be delivered at Closing under Section 6.2.

(b)                                 At the Closing, the Purchaser shall deliver or cause to be delivered to the Company:

(i)                                     evidence reasonably satisfactory to the Company of each of the payments described in Section 2.6(c) and Section 2.6(d) having been made as provided therein;

(ii)                                  the Escrow Agreement, the Registration Rights Agreement and any other Transaction Documents to which the Purchaser is a party that are to be entered into at Closing, duly executed by the Purchaser;

(iii)                               an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of the Purchaser, stating that the conditions to the Closing set forth in Sections 6.1(a) and (b) have been satisfied;

(iv)                              a secretary’s certificate, dated as of the Closing Date, duly executed by the Secretary of the Purchaser, attesting to: (A) the incumbent officers of the Purchaser and Merger Sub; and (B) resolutions of the Board of Directors or similar governing body of the Purchaser and Merger Sub and the stockholders of Merger Sub and, if required under its

Organizational Documents or any other Contract to which it is a party, the Purchaser, approving the Merger and the other Transactions; and

(v)                                 any additional items required to be delivered at Closing under Section 6.1.

2.8                               Escrow.

(a)                                  At the Closing, the Purchaser will deposit into an escrow account (the “Escrow Account”) established for such purpose with The Bank of New York Mellon (the “Escrow Agent”) pursuant to an escrow agreement by and among the Purchaser, the Company, the Stockholder Representative and the Escrow Agent, in substantially the form attached hereto as Exhibit I (the “Escrow Agreement”), $22,500,000 of the Merger Consideration (less, if applicable, the Initial Shortfall Amount), consisting of ratable portions (based on the allocation of the Merger Consideration between the Cash Merger Consideration and the Shares Merger Consideration set forth herein) of the Cash Merger Consideration (the “Cash Escrow Deposit”), by wire transfer of immediately available funds into the Escrow Account, and the Shares Merger Consideration, valued at the Purchaser Stock Price (the “Escrowed Shares”), by delivery of the stock certificates representing such shares, along with stock powers executed in blank, to the Escrow Agent.  The Cash Escrow Deposit, together with any interest and other income earned thereon (collectively, the “Escrowed Funds”), along with the Escrowed Shares (collectively, the “Escrowed Merger Consideration”), will be held in the Escrow Account to act as the exclusive source of payment of: (i) any Downward Post-Closing NWC Adjustment pursuant to Section 2.11(b); and (ii) the indemnification obligations (including Indemnified Taxes) of the Company Stockholders under Article VIII; provided that the indemnification obligations under Sections 8.2(a)(iv) and (v) may also be funded as provided in Section 2.12.  In addition, the Purchaser will be entitled to draw on $7,500,000 of the Escrowed Merger Consideration to fund certain post-closing employment-related obligations of the Company and of the Company Subsidiaries on the terms provided in the Escrow Agreement.

(b)                                 Escrowed Shares and Escrowed Funds shall be released ratably from the Escrow Account.  For all purposes under the Escrow Account, the Escrowed Shares shall be valued at the Purchaser Stock Value.  Notwithstanding anything to the contrary herein, no fraction of an Escrowed Share shall be released from the Escrow Account and all releases of Escrowed Shares shall be rounded to the nearest whole Escrowed Share.

(c)                                  On the 12-month anniversary of the Closing Date (the “Initial Escrow Period Expiration Date”), an amount of Escrowed Merger Consideration equal in aggregate value to $7,500,000 (less, if applicable, the Initial Shortfall Amount) minus the sum of (i) the aggregate amount of unsatisfied or disputed claims for Losses specified in Indemnity Claim Notices delivered by the Purchaser to the Stockholder Representative on or prior to the Initial Escrow Period Expiration Date; and (ii) the aggregate amount of all satisfied claims for Losses paid to Purchaser Indemnified Parties on or prior to the Initial Escrow Period Expiration Date, shall be released by the Escrow Agent from the Escrow Account to the Paying Agent (for further distribution by the Paying Agent to the Company Stockholders pursuant to Section 2.10(b)(iii)).  On the 30-month anniversary of the Closing Date (the “Second Escrow Period Expiration Date”), an amount of Escrowed Merger Consideration equal to $15,000,000 (less, if applicable, the Initial Shortfall Amount) minus the amount of the Escrowed Merger Consideration previously released to the Paying Agent minus the aggregate amount of unsatisfied or disputed claims for Losses specified in Indemnity Claim Notices delivered to the Stockholder Representative between the Initial Escrow Period Expiration Date and the Second Escrow Period Expiration Date (such aggregate amount of unsatisfied or disputed claims for Losses, the “Pending Claims Amount”), shall be released by the Escrow Agent from the Escrow Account to the Paying Agent (for further distribution by the Paying

Agent to the Company Stockholders pursuant to Section 2.10(b)(iii)).  The Escrow Agent shall continue to hold the Pending Claims Amount corresponding to each claim for Losses until the final resolution of such claim, at which point, as and when such claim is resolved, the Escrow Agent shall release Escrowed Merger Consideration equal in value to the appropriate portion of the Pending Claims Amount to the Paying Agent (for further distribution by the Paying Agent to the Company Stockholders pursuant to Section 2.10(b)(iii)) and/or to the Purchaser, as the case may be, depending upon resolution of such claim. In addition, the Purchaser will be entitled to draw up to $7,500,000 of the Escrowed Merger Consideration to fund certain post-Closing employment-related obligations of the Company and of the Company Subsidiaries on the terms provided in the Escrow Agreement. Any Escrowed Merger Consideration remaining in the Escrow Account after the later of (i) resolution of the last to be resolved of such claim(s) for Losses and (ii) the fifth (5th) anniversary of the Closing Date shall be released by the Escrow Agent from the Escrow Account to the Paying Agent (for further distribution by the Paying Agent to the Company Stockholders pursuant to Section 2.10(b)(iii)).

(d)                                 The Purchaser, the Company and the Stockholder Representative each agree to promptly take commercially reasonable actions (including executing and delivering joint written instructions to the Escrow Agent) requested by the other to effect releases of Escrowed Merger Consideration from the Escrow Account, in each case in accordance with this Agreement and the Escrow Agreement.

2.9                               Merger Consideration Election.

(a)                                  Generally.  The Merger Consideration shall consist of: (i) cash (the “Cash Merger Consideration”); and (ii) shares of Purchaser Stock valued at the Purchaser Stock Value (the “Stock Merger Consideration”), with the aggregate value of such cash and shares of Purchaser Stock equal to the Merger Consideration amount set forth in Section 2.6.  Each holder of Company Shares as of the Effective Time shall be entitled to elect to receive, with respect to all of such holder’s Company Shares, either Cash Merger Consideration or Stock Merger Consideration, in each case pursuant to the terms and conditions set forth in this Section 2.9.

(b)                                 Cash Election.  Each Company Share with respect to which an election to receive Cash Merger Consideration (a “Cash Election”) has been effectively made by the holder thereof as provided in Section 2.9(f) shall be converted into the right to receive an amount of cash, without interest, equal to the Per Share Estimated Merger Consideration.

(c)                                  Stock Election.  Each Company Share with respect to which an election to receive Stock Merger Consideration (a “Stock Election” and, together with a Cash Election, an “Election”) has been effectively made by the holder thereof as provided in Section 2.9(f) and has not been invalidated pursuant to Section 2.9(h) shall be converted into the right to receive the number of validly issued, fully paid and non-assessable shares of Purchaser Stock determined by dividing: (i) the Per Share Merger Consideration; by (ii) the Purchaser Stock Value, provided, however, that no fractional shares of Purchaser Stock shall be issued and if, after aggregating all shares of Purchaser Stock (including fractional shares) that would be issued hereunder to a Company Stockholder who has made a Stock Election with respect to such Company Stockholder’s Company Shares, such aggregate number of shares of Purchaser Stock includes a fraction of a share of Purchaser Stock, such Company Stockholder shall instead receive, with respect to its Company Shares: (A) the number of full shares of Purchaser Stock determined by rounding down to the nearest whole number of shares of Purchaser Stock, and (B) a cash payment equal to the product of (1) such fraction of a share of Purchaser Stock, and (2) the Purchaser Stock Value (a “Cash Payment in Lieu of Fractional Shares”).

(d)                                 Effect of Non-Election.  Each Company Share with respect to which the Company Stockholder has not made an effective Cash Election or Stock Election as provided in Sections 2.9(b) and (c), respectively, shall be deemed to have made a Cash Election with respect to such Company Stockholder’s Company Shares.

(e)                                  Purchaser Stock Value.  For purposes of this Agreement, the “Purchaser Stock Value” shall be equal to the numerical average of the closing prices on NASDAQ for one (1) share of Purchaser Stock for the twenty (20) consecutive trading days immediately preceding the last trading day prior to the Closing Date; provided, however, that if, during such twenty (20) trading day period, the Purchaser pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any additional shares of Purchaser Stock (a “Stock Event”), then the Purchaser Stock Value shall be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Purchaser Stock Value.  Notwithstanding the foregoing, in no event will the Purchaser Stock Value be less than $7.20 or more than $10.80 (e.g., if the calculation of the Purchaser Stock Value in the first sentence of this paragraph would produce a value of $6.80, then the Purchaser Stock Value will equal $7.20 and if such calculation of the Purchaser Stock Value would produce a value of $12.00, then the Purchase Stock Value will equal $10.80).  The floor of $7.20 and the ceiling of $10.80 will be adjusted as necessary to reflect any Stock Event that occurs after the date hereof and prior to the Closing.  The Purchaser and the Company shall, prior to the Closing, jointly provide written notice to the Paying Agent stating the Purchaser Stock Value.

(f)                                    Form of Election.  The Transmittal Letter provided by the Paying Agent to Company Stockholders pursuant to Section 2.10 shall be accompanied by a form of election directing each Company Stockholder to, prior to the Election Deadline (as defined below), specify: (i) whether such Company Stockholder is making a Cash Election or a Stock Election with respect to such Company Stockholder’s Company Shares (the “Form of Election”).  For purposes of this Agreement, the “Election Deadline” means 5:00 p.m., eastern time, on the date that is twenty (20) Business Days following the date of the mailing of the Transmittal Letter.  Any Election shall have been effectively made only if the Paying Agent shall have received at its designated office, prior to the Election Deadline, a Form of Election properly completed and signed by the applicable Company Stockholder and accompanied by the completed Transmittal Letter and the Certificates representing the Company Shares as to which such Form of Election relates (or a Lost Certificate Affidavit with respect to such Company Shares, as provided in Section 2.10(c)).

(g)                                 Invalid Stock Election.  Notwithstanding anything to the contrary in this Agreement, a Stock Election shall be valid only if made by a Company Stockholder that provides all documentation reasonably requested by the Company to allow the Company to issue the Purchaser Stock in a manner that satisfies the requirements of Rule 506 of Regulation D under the Securities Act, including certifications to the Company: (i) that such Company Stockholder is and will be, as of the Effective Time, an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act); (ii) as to the basis on which such Company Stockholder is an accredited investor; and (iii) that the Purchaser Stock is being acquired for such Company Stockholder’s account for investment only and not with a view towards, or with any intention of, a distribution or resale thereof.  In addition, a Stock Election of any Company Stockholder who will receive Shares Estimated Merger Consideration constituting more than 1,500,000 shares of Purchaser Stock (adjusted as necessary for any Stock Event) shall be valid only if such Company Stockholder agrees in writing with the Purchaser that such Company Stockholder’s Purchaser Stock will be subject to customary “lock-up” provisions until the first anniversary of the Effective Time.  If a Company Stockholder’s Stock Election is invalid under this Section 2.9(g), such Company Stockholder shall be deemed to have made a Cash Election with respect to such Company Stockholder’s Company Shares.

(h)                                 Determination and Interpretation of Elections.  The good faith determination of the Paying Agent (or the joint determination of the Purchaser and the Company, if the Paying Agent declines to make any such determination) shall be conclusive and binding as to whether or not a Cash Election or Stock Election shall have been effectively made, revoked or invalidated pursuant to this Section 2.9 and as to when any Cash Election or Stock Election is received by the Paying Agent, absent manifest error.  The Paying Agent may, with the written agreement of Parent after Parent’s reasonable consultation with the Company, make any rules that are consistent with this Section 2.9(h) for the implementation of the Cash Elections and Stock Elections provided for in this Agreement and shall be necessary or desirable to effect the Cash Elections and the Stock Elections.

2.10                        Paying Agent.

(a)                                  Designation of Paying Agent.  The parties agree that Mellon Investor Services LLC (the “Paying Agent”) shall act as paying agent with respect to the Transactions contemplated by this Agreement pursuant to the terms and conditions of a paying agent agreement by and among the Purchaser, the Company, the Stockholder Representative and the Paying Agent, in the form to be mutually agreed upon (the “Paying Agent Agreement”), which shall be entered into by the parties thereto on the date of this Agreement.

(b)                                 Payment of Merger Consideration.  In accordance with the terms of the Paying Agent Agreement, as soon as the reasonably practicable after the date of this Agreement, the Paying Agent shall deliver to each Company Stockholder of record: (i) a letter of transmittal in a form customary for transactions of a similar nature and reasonably acceptable to the Paying Agent, the Purchaser and the Company (a “Transmittal Letter”), which shall specify that delivery of the Stock Certificates shall be effected, and risk of loss and title to the Stock Certificates and the Company Shares evidenced thereby shall pass, only upon the proper delivery of the Stock Certificates to the Paying Agent and satisfaction of the other Merger Consideration Payment Conditions, and shall be in such form and shall comply with such other requirements as are set forth in the Paying Agent Agreement, (ii) instructions as reasonably specified by the Paying Agent for use in effecting the surrender of the Stock Certificates in exchange for the Merger Consideration with respect to the Company Shares evidenced by such Stock Certificates pursuant to the terms and conditions of this Agreement (the “Stock Certificate Surrender Instructions”), and (iii) a Form of Election as described in Section 2.9(c).  Any Company Stockholder that surrenders for cancellation to the Paying Agent the Stock Certificate(s) evidencing such Company Stockholder’s Company Shares in accordance with the Stock Certificate Surrender Instructions, together with corresponding Transmittal Letter, duly completed and executed, has complied with all other requirements set forth in the instructions thereto, along with supplying to the Paying Agent such Company Stockholder’s completed and executed Form of Election (collectively, the “Merger Consideration Payment Conditions”), shall be entitled to receive the Merger Consideration with respect to the Company Shares evidenced by such Stock Certificate(s) as follows:

(i)                                     as soon as reasonably practicable after the later of: (A) the date on which a Company Stockholder has satisfied the Merger Consideration Payment Conditions; and (B) the Effective Time, the Paying Agent shall: (1) with respect to any Company Stockholder that has made a Cash Election or a deemed Cash Election, in each case pursuant to Section 2.9, pay to such Company Stockholder the Cash Estimated Merger Consideration with respect to such Company Stockholder’s Company Shares in cash, without interest, by wire transfer of immediately available funds; and (2) with respect to any Company Stockholder that has made an effective Share Election pursuant to Section 2.9, deliver to such Company Stockholder the Shares Estimated Merger Consideration with respect to such Company Stockholder’s Company Shares, by delivery to such Company Stockholder of a certificate evidencing such Shares Merger

Consideration, duly executed by the Purchaser, along with any applicable Cash Payment in Lieu of Fractional Shares, in cash, without interest, by wire transfer of immediately available funds;

(ii)                                  as soon as reasonably practicable after the later of: (A) the date on which a Company Stockholder has satisfied the Merger Consideration Payment Conditions; and (B) the Paying Agent’s receipt of Cash Upward Post-Closing NWC Adjustment Merger Consideration by wire transfer of immediately available funds and stock certificates evidencing the Shares Upward Post-Closing NWC Adjustment Merger Consideration from the Company in connection with any Upward Post-Closing NWC Adjustment pursuant to Section 2.11(b), the Paying Agent shall: (1) with respect to any Company Stockholder that has made a Cash Election or a deemed Cash Election, in each case pursuant to Section 2.9, pay to such Company Stockholder the Cash Upward Post-Closing NWC Adjustment Merger Consideration with respect to such Company Stockholder’s Company Shares in cash, without interest, by wire transfer of immediately available funds; and (2) with respect to any Company Stockholder that has made an effective Share Election pursuant to Section 2.9, deliver to such Company Stockholder the Shares Upward Post-Closing NWC Adjustment Merger Consideration with respect to such Company Stockholder’s Company Shares, by delivery to such Company Stockholder of a certificate evidencing such Shares Merger Consideration, duly executed by the Purchaser, along with any applicable Cash Payment in Lieu of Fractional Shares, in cash, without interest, by wire transfer of immediately available funds;

(iii)                               as soon as reasonably practicable after the later of: (A) the date on which a Company Stockholder has satisfied the Merger Consideration Payment Conditions; and (B) the Paying Agent’s receipt of Escrowed Funds by wire transfer of immediately available funds and stock certificates evidencing the Escrowed Shares in connection with the Initial Escrow Period Expiration Date, the Second Escrow Period Expiration Date or any subsequent release of Escrowed Funds and Escrowed Shares pursuant to Section 2.8, the Paying Agent shall: (1) with respect to any Company Stockholder that has made a Cash Election or a deemed Cash Election, in each case pursuant to Section 2.9, pay to such Company Stockholder the Escrowed Funds with respect to such Company Stockholder’s Company Shares in cash, without interest, by wire transfer of immediately available funds; and (2) with respect to any Company Stockholder that has made an effective Share Election pursuant to Section 2.9, deliver to such Company Stockholder the Escrowed Shares with respect to such Company Stockholder’s Company Shares, by delivery to such Company Stockholder of a certificate evidencing such Escrowed Shares, duly executed by the Purchaser, along with any applicable Cash Payment in Lieu of Fractional Shares, in cash, without interest, by wire transfer of immediately available funds; and

(iv)                              as soon as reasonably practicable after the later of: (A) the date on which a Company Stockholder has satisfied the Merger Consideration Payment Conditions; and (B) the Paying Agent’s receipt of immediately available funds in connection with payment of any FiberNet Sale Proceeds or Fibertech Sale Proceeds as described in Section 2.12, the Paying Agent shall pay to such Company Stockholder the portion of such funds with respect to such Company Shares in cash, without interest, by wire transfer of immediately available funds.

No dividends or other distributions with respect to shares of Purchaser Stock shall be paid to the holder of any unsurrendered Stock Certificate until such Stock Certificate is surrendered as provided above in this Section 2.10(b).  Subject to the effect of applicable Laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Purchaser Stock issued in exchange for Company Shares represented immediately prior to the Effective Time by such Stock Certificate all dividends and other distributions payable in respect of such Purchaser Stock with a record date after the Effective Time.

In the event that a transfer of ownership of Company Shares is not registered in the stock ledger of the Company, Merger Consideration may be paid to a Person other than the Person in whose name the Stock Certificate so surrendered is registered as long as such Stock Certificate is properly endorsed or otherwise in proper form for transfer, any signature guarantee or other requirements reasonably requested by the Paying Agent have been satisfied, and the Person requesting such payment pays any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Stock Certificate or establishes to the satisfaction of the Purchaser, the Company and the Paying Agent that such Taxes either have been paid or are not applicable.  Until surrendered as contemplated by this Section 2.10(b), each Stock Certificate shall be deemed, from and after the Effective Time, subject to Section 2.4 (Appraisal Rights), to represent only the right to receive, upon such surrender and satisfaction by the holder thereof of the Merger Consideration Payment Conditions, the Merger Consideration with respect to the Company Shares evidenced by such Stock Certificate, without interest.  No interest will be paid or will accrue on any amount payable upon the surrender of any Stock Certificate.

(c)                                  Lost Stock Certificates. Notwithstanding anything to the contrary in Section 2.10(b), if any Stock Certificate has been lost, stolen or destroyed, upon delivery by the applicable Company Stockholder to the Paying Agent of a lost certificate affidavit and indemnity agreement in a form reasonably acceptable to the Paying Agent, the Purchaser and the Company, duly executed by such Company Stockholder, and, if requested by the Paying Agent, a bond in favor of the Paying Agent, the Paying Agent shall distribute to such Company Stockholder in accordance with the terms of the Paying Agent Agreement, the Merger Consideration with respect to the Company Shares evidenced by such lost, stolen or destroyed Stock Certificate, despite such Company Stockholder not having surrendered such lost, stolen or destroyed Stock Certificate to the Paying Agent as provided in Section 2.10(b).

(d)                                 Treatment of Unclaimed Merger Consideration.  The Paying Agent Agreement shall provide that the Paying Agent shall pay over to the Surviving Corporation: (i) any Cash Merger Consideration (including any interest or earnings thereon) and Shares Merger Consideration that has not theretofore been distributed by the Paying Agent to Company Stockholders as provided in Section 2.10(b)(i) and is still held by the Paying Agent on the one (1) year anniversary of the Closing Date; and (ii) any Merger Consideration (including any interest or earnings thereon) that has not theretofore been distributed by the Paying Agent to Company Stockholders as provided in Sections 2.10(b)(ii), (iii), or (iv) and is still held by the Paying Agent on the one (1) year anniversary of the date on which the Paying Agent received the applicable Merger Consideration from the Purchaser. After any such payment by the Paying Agent to the Surviving Corporation, all Company Stockholders shall look solely to the Surviving Corporation (subject to abandoned property, escheat and similar Laws) as general creditors thereof with respect to the applicable portion of the Merger Consideration payable with respect to their Company Shares upon satisfaction of the Merger Consideration Payment Conditions.  None of the Paying Agent, the Purchaser or the Surviving Corporation shall be liable to any Person in respect of any funds delivered to any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

2.11                        Post-Closing Net Working Capital Adjustment.

(a)                                  Post-Closing Net Working Capital Statement.  Within ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to the Stockholder Representative a statement (the “Post-Closing NWC Statement”) setting forth its calculation of the NWC as of the Closing, which shall be prepared in accordance with: (i) GAAP; and (ii) the Example NWC Calculation, and include reasonable support for the calculations made therein.  If the Stockholder Representative disagrees with the Post-Closing NWC Statement, the Stockholder Representative may, within thirty (30) days after its receipt of the Post-Closing NWC Statement, provide written notice thereof to the Purchaser (the “NWC Dispute Notice”), which shall provide reasonable detail concerning each item that the Stockholder

Representative disputes in the Post-Closing NWC Statement and include reasonable support for each such position.  During such thirty (30) day period and any subsequent time period in which the Post-Closing NWC Statement is being disputed as provided in this Section 2.11(a), the Purchaser shall provide the Stockholder Representative and its representatives with reasonable access, upon reasonable advance written notice to the Purchaser and the Stockholder Representative, to the books, records and working papers of the Purchaser, the Company and the Company Subsidiaries relating to the calculations underlying the Post-Closing NWC Statement, the personnel of the Purchaser, the Company and the Company Subsidiaries and, if applicable, the outside accountants of the Purchaser, the Company and the Company Subsidiaries, in each case who were involved in the preparation of the Post-Closing NWC Statement.  Unless the Stockholder Representative delivers an NWC Dispute Notice within the thirty (30) day period following delivery of the Post-Closing NWC Statement, the Post-Closing NWC Statement shall be conclusively deemed the “Final Post-Closing NWC Statement”, and shall be final and binding upon the Purchaser and the Company Stockholders for all purposes.  For a period of fifteen (15) Business Days after receipt by the Purchaser of the NWC Dispute Notice, the Purchaser and the Stockholder Representative shall use good faith commercially reasonable efforts to resolve the disputed items set forth on the NWC Dispute Notice between themselves and, if they are able to resolve all of such disputed items during such time period, the Post-Closing NWC Statement shall be revised to the extent necessary to reflect such resolution, and as so revised shall be conclusively deemed the “Final Post-Closing NWC Statement”, and shall be final and binding upon the Purchaser and the Company Stockholders for all purposes.  If the Purchaser and the Stockholder Representative are unable to resolve all of the disputed items set forth on the NWC Dispute Notice within such fifteen (15) Business Day period, they shall jointly engage Grant Thornton LLP (the “Independent Accountants”) and submit the disputed items to the Independent Accountants for resolution.  The Independent Accountants shall act as experts and not arbiters and shall determine only those items on the Post-Closing NWC Statement being disputed by the Purchaser and the Stockholder Representative as of the time of engagement of the Independent Accountants.  The Purchaser and the Stockholder Representative shall instruct the Independent Accountants not to assign a dollar amount to any item in dispute greater than the greatest dollar amount for such item assigned by the Purchaser, on the one hand, or the Stockholder Representative, on the other hand (as applicable), or less than the dollar amount for such item assigned by the Purchaser, on the one hand, or the Stockholder Representative, on the other hand (as applicable).  Promptly, but no later than thirty (30) days after engagement of the Independent Accountants, the Independent Accountants shall deliver a written report to the Purchaser and the Stockholder Representative as to their resolution of the disputed items, which shall include the resulting Post-Closing NWC Statement incorporating such resolution.  The Post-Closing NWC Statement, as determined by the Independent Accountants, shall be conclusively deemed the “Final Post-Closing NWC Statement” and shall be final and binding upon the Purchaser and the Company Stockholders for all purposes.  The NWC as of the Closing set forth on the Final Post-Closing NWC Statement is referred to herein as the “Final NWC.”  The fees and expenses of the Independent Accountants incurred in connection with the resolution of disputes pursuant to this Section 2.11(a) shall be borne by the Purchaser or the Company Stockholders in proportion to the amounts of the disputed items on the NWC Dispute Notice, as compared to such items as determined by the Independent Accountants and set forth on the Final Post-Closing NWC Statement, with such fees and expenses to be paid by the Purchaser, on the one hand, or the Company Stockholders, on the other hand, (as applicable) to the Independent Accountants within five (5) Business Days after the Independent Accountants’ determination of the Final NWC.  Any fees and expenses of the Independent Accountants to be paid by the Company Stockholders pursuant to the preceding sentence of this Section 2.11(a) shall be satisfied by release to the Independent Accountants from the Escrow Account.

(b)                                 Post-Closing NWC Adjustment.  In addition to the Closing NWC Adjustment pursuant to Section 2.6(b): (i) the Merger Consideration under this Agreement shall be: (A) reduced, on a dollar for dollar basis, by the amount (if any) by which the Final NWC is less than the Estimated NWC (any such shortfall, a “Downward Post-Closing NWC Adjustment”); or (ii) increased, on a dollar for dollar basis, by the amount (if any) by which the Final NWC is greater than the Estimated NWC (any such excess, an “Upward Post-Closing NWC Adjustment” and, together with the Downward Post-Closing NWC Adjustment, the “Post-Closing NWC Adjustment”).  Any Downward Post-Closing NWC Adjustment shall be satisfied, within five (5) Business Days after determination of the Final NWC, by release to the Purchaser of Escrowed Merger Consideration from the Escrow Account, consisting of: (A) payment of Escrowed Funds by wire transfer of immediately available funds to the Purchaser’s account, and (B) transfer of Escrowed Shares (valued at the Purchaser Stock Price), by delivery to the Purchaser of a stock certificate evidencing such Escrowed Shares, accompanied by a stock power executed in blank (such release shall be effected ratably among Escrowed Funds and Escrowed Shares in accordance with the respective percentages thereof in the Escrow Account).  Any Upward Post-Closing NWC Adjustment shall be satisfied, within five (5) Business Days after determination of the Final NWC, by wire transfer of immediately available funds by the Purchaser to the Paying Agent’s account of an amount equal to the Upward Post-Closing NWC Adjustment (for further distribution by the Paying Agent to the Company Stockholders pursuant to Section 2.10(b)(ii)).  If any payment required under this Section 2.11(b) is not made in full within five (5) Business Days after determination of the Final NWC, such payment will thereafter bear simple interest at a rate equal to the prime rate in effect from time to time (as published in The Wall Street Journal) plus two (2) percentage points, until paid in full.

(c)                                  CABS Receivables.  For the purposes of the Example NWC Statement, the Preliminary NWC Statement and the Final Post-Closing NWC Statement, the CABS Receivables will be capped at $10,000,000.  If the amount of the CABS Receivables reflected on the Final Post-Closing NWC Statement would otherwise have exceeded $10,000,000 but for the limitation in the foregoing sentence, the amount of such excess over $10,000,000 is referred to herein as the “Excess Receivables Amount.”  If the Company collects more than $10,000,000 on the CABS Receivables that existed on the Closing Date during the nine-month period immediately following the Closing Date, then promptly following the end of such nine-month period, the Company will pay to the Paying Agent, for distribution to the Company Stockholders, the amount of such collections over $10,000,000 up to (but not exceeding) the Excess Receivables Amount.

2.12                        FiberNet Sale Proceeds and Fibertech Sale Proceeds.  The parties agree and acknowledge that, except as otherwise provided in this Agreement, any FiberNet Sale Proceeds or Fibertech Sale Proceeds shall be for the account of the Company Stockholders (not the Purchaser, the Company or the Company Subsidiaries) and, accordingly: (a) the Stockholder Representative shall have the sole and exclusive right after the Closing to interact with the respective counterparties to the FiberNet Sale Documents and the Fibertech Sale Documents and to negotiate payment of any FiberNet Sale Proceeds or Fibertech Sale Proceeds thereunder, on behalf of Conversent and CTC, respectively; provided that no amendment may be made to any of the FiberNet Sale Documents or Fibertech Sale Documents nor may any settlement of any indemnification or other claim under such Documents be entered into without the prior written consent of the Purchaser (which will not be unreasonably withheld, delayed or conditioned). In the event that the Purchaser, the Company or any of the Company Subsidiaries (including Conversent and CTC) receives any FiberNet Sale Proceeds or Fibertech Sale Proceeds after the Closing, the Purchaser shall have the right (in lieu of making a claim against the Estimated Merger Consideration) to set-off against and retain such Proceeds to the extent of any indemnification obligations under Sections 8.2(a)(iv) and 8.2(a)(v).  The Purchaser shall (and shall cause the Company or such Company Subsidiary to): (i) hold any portion of such FiberNet Sale Proceeds or Fibertech Sale Proceeds remaining after such set-off in trust for the benefit of the Company Stockholders; and (ii) promptly pay such remaining FiberNet Sale Proceeds or Fibertech Sale Proceeds (as applicable) over to the Paying Agent (for further distribution by the Paying Agent to the Company Stockholders pursuant to Section 2.10(b)(iv)).

2.13                        Certain Matters.  The provisions of Schedule 2.13 will apply with respect to certain matters involving the Company and its Subsidiaries.

ARTICLE III:

REPRESENTATIONS AND WARRANTIES CONCERNING

THE COMPANY AND THE COMPANY SUBSIDIARIES

The Company hereby represents and warrants to the Purchaser, subject to the exceptions set forth in the Company Disclosure Schedule, as follows:

3.1          Existence; Good Standing; Authority; Enforceability.

(a)           The Company and each of the Company Subsidiaries is a corporation or limited liability company (as applicable), duly organized, validly existing and in good standing under the laws of its jurisdiction of the organization or formation (as applicable) and has all requisite power and authority to own and operate its properties and to conduct its business as now conducted. The Company and each of the Company Subsidiaries is duly licensed or qualified to do business as a foreign corporation or limited liability company (as applicable) in, and is in good standing under the Laws of, each jurisdiction under which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b)           The Company has made available to Purchaser, prior to the execution of this Agreement, true and complete copies of the Organizational Documents of the Company and each of the Company Subsidiaries.  The Company and each of the Company Subsidiaries are in compliance with the terms of their respective Organizational Documents.

(c)           The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will be a party, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the Transactions, have been duly authorized by all requisite corporate action on the part of the Company, and no other corporate authorization or proceedings on the part of the Company are required therefor.

(d)           This Agreement and each other Transaction Document to which the Company is or will be a party has been or will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, each constitutes or will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except for the Equitable Exceptions.

(e)           Section 3.1(e) of the Company Disclosure Schedule contains a true and complete list of all approvals of this Agreement and the Transaction Documents by the Company’s Board of Directors and the Company Stockholders, and no further action is required by the Company’s Board of Directors or any Company Stockholder to authorize the execution and delivery of this Agreement and the Transaction Documents.  All approvals listed on Section 3.1(e) of the Company Disclosure Schedule (other than the Company Stockholder Consent) are valid and in full force and effect on the date hereof and no action has been taken by the Company, its Board of Directors or any Company Stockholder to amend, supersede, revoke or invalidate such approvals.  The Company Stockholder Consent, when executed and delivered in accordance with the terms of this Agreement, will be valid and in full force and effect as of the date thereof and at the Effective Time.

3.2          Capitalization; Subsidiaries.  The authorized and outstanding capital stock or limited liability company interests (as applicable) of the Company and each of the Company Subsidiaries is as set forth on Section 3.2(a) of the Company Disclosure Schedule.  As of the date hereof, the issued and outstanding shares of capital stock or Equity Interests of the Company and each of the Company Subsidiaries (as applicable) are held by the Persons and in the amounts set forth in Section 3.2(b) of the Company Disclosure Schedule.  All of the issued and outstanding capital stock or Equity Interests (as applicable) of the Company and each Company Subsidiary are, and all shares of capital stock or other Equity Interests that may be issued pursuant to the exercise of options or warrants, when issued in accordance with the terms thereof, will be, duly authorized, validly issued and (to the extent applicable) fully paid and nonassessable, and such issued or outstanding shares and Equity Interests were not issued in violation of any pre-emptive rights, rights of first offer, first refusal or similar rights, or in violation of the Securities Act or applicable state securities Laws.  Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, there are no outstanding options, warrants or other rights of any kind that entitle any Person to acquire (including securities exercisable or exchangeable for or convertible into) any additional capital stock or Equity Interests (as applicable) of the Company or any Company Subsidiary (or securities convertible into or exchangeable or exercisable for any such additional capital stock or Equity Interests (as applicable)), and no shares of any class of capital stock or Equity Interests (as applicable) of the Company or any Company Subsidiary have been reserved or set aside for any purpose.  In addition, Section 3.2(c) of the Company Disclosure Schedule sets forth (i) the number and kind of shares of capital stock of the Company that have been issued under any Company Benefit Plan and that are vested or that remain subject to any vesting provisions, repurchase rights or other restrictions under such Company Benefit Plan and (ii) the total number and kind of shares of capital stock of the Company that have been reserved for future issuance under any Company Benefit Plan, including upon exercise of Company Options, or upon exercise of Company Warrants.  There are no outstanding or authorized phantom stock, stock appreciation, profit participation or similar rights with respect to the Company. Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, there are no Contracts to which the Company or any Company Subsidiary is a party or to which any other Person is a party with respect to: (i) the voting of any shares of any capital stock or limited liability company interests (as applicable) of the Company or any Company Subsidiary (including any proxy or director nomination or similar rights); or (ii) the transfer of, or transfer restrictions on, any shares of capital stock or limited liability company interests (as applicable) of the Company or any Company Subsidiary.  Section 3.2(e) of the Company Disclosure Schedule sets forth a correct and complete list of the Company Subsidiaries as of the date hereof and their respective jurisdictions of incorporation or organization (as applicable) and the Company does not directly or indirectly beneficially own any Equity Interests in any other Person.  Except as set forth in Section 3.2(f) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding capital stock or Equity Interests (as applicable) of each Company Subsidiary, free and clear of any and all Liens other than: (i) Permitted Liens; and (ii) restrictions on transfer arising under applicable federal and state securities Laws.  Except as set forth in Section 3.2(g) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to its outstanding shares of capital stock or other Equity Interests that are in effect.

3.3          No Conflicts; All Necessary Consents.

(a)           Neither the execution, delivery or performance by the Company of this Agreement or any of the other Transaction Documents to which it is or will be a party, nor the consummation by the Company of the Transactions, violate, conflict with, breach or constitute a default under, or will violate, conflict with, breach or constitute a default (each a “Conflict”) under (in each case, with or without the giving of notice, the lapse of time or both) any of the provisions of: (i) any of the Organizational Documents of the Company or any of the Company Subsidiaries; (ii) any Material Contract; (iii) any Law applicable to the Company or any of the Company Subsidiaries, or any of their respective properties or assets, or (iv) any Permit or Order applicable to the Company or any of the Company Subsidiaries other than, in the case of clauses (ii) and (iii), such Conflicts that would not individually or in the aggregate, have a Company Material Adverse Effect and would not materially adversely affect or materially delay the consummation of the Transactions.

(b)           Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation by the Company of the Transactions will not: (i) require the Company to obtain or make any consent, waiver, approval, authorization, order or permit of, declaration, filing or registration with, other action by, or notification to, any Governmental Entity; or (ii) require the consent, waiver, approval, authorization, notification or action of, by or to (as applicable) any other Person pursuant to the terms and conditions of any Material Contract in order to avoid any breach, default, violation, termination, modification or prepayment thereunder and to avoid the acceleration or cancellation of any rights or obligations thereunder.

3.4          Financial Statements; Absence of Undisclosed Liabilities; Capitalized Leases; Swap Contracts.

(a)        Attached as Section 3.4(a) of the Company Disclosure Schedule are correct and complete copies of: (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as at December 31, 2009 and related audited consolidated statements of income, shareholders’ equity and cash flows for the year ended December 31, 2009 (the “Annual Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as at September 30, 2010 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the nine (9) month period ended September 30, 2010 (the “Stub Period Financial Statements” and, collectively with the Annual Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP (other than, with respect to the Stub Period Financial Statements, the omission of footnotes and normal year-end adjustments) and present fairly, in all material respects, the financial condition, results of operations and cash flows of Company and the Company Subsidiaries at the applicable dates and for the periods indicated therein.  Except as set forth on Section 3.4(a) of the Company Disclosure Schedule, since January 1, 2007, none of the Company, the Company’s independent accountants, the Company’s Board of Directors or the audit committee of the Company’s Board of Directors has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of the Company, (B) “material weakness” in the internal controls over financial reporting of the Company, or (C) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(b)        Except for: (i) liabilities incurred after September 30, 2010 in the ordinary course of business; and (ii) as set forth on Section 3.4(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have no liabilities that would be required to be reflected, reserved or otherwise described in financial statements prepared in accordance with GAAP that are not set forth in the Financial Statements

(c)        Section 3.4(c) of the Company Disclosure Schedule sets forth a correct and complete list of: (i) the Capitalized Leases; and (ii) the Swap Contracts.

3.5          Absence of Certain Changes.  Except as: (a) set forth in Section 3.5 of the Company Disclosure Schedule; or (b) expressly contemplated by this Agreement or the other Transaction Documents, from December 31, 2009 through the date of this Agreement, (x) there has not been any Company Material Adverse Effect, (y) the Company and the Company Subsidiaries have conducted the

Business only in the ordinary course of business and (z) there has not been any action taken of the type described in Section 5.2, which, had such action occurred following the date hereof without the Purchaser’s prior approval, would have constituted a violation of Section 5.2.

3.6          Material Contracts.

(a)       Section 3.6(a) of the Company Disclosure Schedule sets forth a correct and complete list of the following Contracts to which the Company or any Company Subsidiary is a party or by which any of them is bound (collectively, the “Material Contracts”):

(i)            any Contract under which the Company or any Company Subsidiary: (A) sold or purchased (or agreed to sell or purchase) products or services pursuant to which the aggregate of payments due to or from the Company or any of the Company Subsidiaries, respectively, in the one (1) year period ending on the date of this Agreement, was equal to or exceeded $1,000,000; or (B) of which the Company reasonably anticipates that it or any of the Company Subsidiaries will be selling or purchasing products or services during the one (1) year period after the date of this Agreement, in which the aggregate payments due to or from the Company or any of the Company Subsidiaries, respectively, for such products or services are reasonably expected to equal or exceed $1,000,000;

(ii)           any Contract for the employment or separation of any officer, director or management-level employee or consultant earning more than $100,000 per year in base salary in a full-time, part-time, consulting or other basis of the Company or any Company Subsidiary;

(iii)          any Contract under which the Company or any Company Subsidiary has agreed to indemnify any third Person with respect to, or to otherwise share, any of the Liabilities of any Person for Taxes (other than the Company or any Company Subsidiary), other than Contracts with suppliers or customers in the ordinary course in which no payments on account of Liabilities for Taxes have been made or incurred or are reasonably expected to be made or incurred;

(iv)          any Contract involving a commitment by the Company or any Company Subsidiary to (A) make a capital expenditure (1) with a term of more than three (3) years from the date hereof or (2) with respect to which the expenditures are expected to exceed $50,000 in any fiscal year or (B) to purchase any capital asset for at least $250,000;

(v)           any Contract that contains a covenant not to compete that limits or will limit the Company or any of the Company Subsidiaries from engaging in the Business (as currently conducted) or competing with any person in any geographic market;

(vi)          any lease or similar agreement pursuant to which: (A) the Company or any Company Subsidiary is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person (other than the Company or any Company Subsidiary) for an annual rent in excess of $100,000; (B) the Company or any Company Subsidiary is the lessor of, or makes available for use by any Person (other than the Company or any Company Subsidiary), any tangible personal property owned by it for an annual rent in excess of $100,000; or (C) the Company or any Company Subsidiary is the lessee of, or holds or uses, any real property owned by any Person (other than the Company or any Company Subsidiary) for an annual rent in excess of $250,000;

(vii)         any Contract establishing or agreeing to establish a partnership or joint venture;

(viii)        any asset purchase agreements, stock purchase agreements, and other acquisition or divestiture agreements, including any Contracts relating to the sale, lease or disposal of any properties or assets of the Company or any Company Subsidiary, for consideration in excess of $500,000 individually;

(ix)           any Contract relating to Company Indebtedness of the Company or any Company Subsidiary in excess of $500,000;

(x)            any Contract under which the Company or any Company Subsidiary has directly or indirectly guaranteed any Liabilities of any Person (other than the Company or any Company Subsidiary) in excess of $100,000;

(xi)           any Contract with any Company Stockholder or any current officer or director or Affiliate of the Company or any Company Subsidiary;

(xii)          any Contract with any labor union or association representing any employee of the Company or any Company Subsidiary;

(xiii)         any Contract containing “take or pay” provisions that obligate the Company or any Company Subsidiary to make material minimum periodic payments or material payment commitments to the carrier service providers of the Company or any Company Subsidiary for telecommunications bandwidth or capacity;

(xiv)        any Contract providing for the settlement of any material claim against the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has any existing material obligations;

(xv)         any Contract providing for a license by the Company or any Company Subsidiary to a third party of Intellectual Property and which provide for payments to the Company or any Company Subsidiary in excess of $100,000 in any fiscal year;

(xvi)        any Contract relating to: (A) the sale, outbound license or outbound lease by the Company or any Company Subsidiary of any indefeasible rights of use of capacity infrastructure or peering arrangements; or (B) the purchase, inbound license or inbound lease by the Company or any Company Subsidiary of any indefeasible rights of use of capacity infrastructure or peering arrangements;

(xvii)       any Contract that would prohibit or is otherwise reasonably likely to materially delay the consummation of the Transactions;

(xviii)      any other Contracts that are material to the Company and the Company Subsidiaries, taken as a whole; and

(xix)         any commitments or Contracts to enter into any of the foregoing.

(b)       Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, all Material Contracts are legally valid and binding obligations of the Company or the applicable Company Subsidiary and, to the Knowledge of the Company, are legally valid and binding obligations of the other parties thereto, subject in each case to the Equitable Exceptions, and each Material Contract is in full force and effect as of the date hereof. Except as set forth in Section 3.6(b) of the Company Disclosure Schedule: (i) neither the Company nor the applicable Company Subsidiary is in material breach of, or default under, any Material Contract; and (ii) to the Company’s Knowledge, no other party to any Material Contract is in material breach thereof or default thereunder.  To the Company’s Knowledge, none of the Company or any Company Subsidiary has received notice of any material breach of, or default under (or any condition which, with the passage of time or the giving of notice, would cause a material breach of, or default under), any Material Contract.  Correct and complete copies of all Material Contracts were made available by the Company to the Purchaser prior to the date of this Agreement in the Virtual Data Room.

(c)       Section 3.6(c) of the Company Disclosure Schedule lists each material interconnection agreement, material line-sharing agreement, material line-splitting agreement and other material Contracts between the Company or any Company Subsidiary, on the one hand, and various incumbent local exchange carriers, on the other hand (collectively, the “ILEC Agreements”).  Each ILEC Agreement constitutes a legally valid and binding obligation of the Company and/or each Company Subsidiary that is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, enforceable against the Company and/or each Company Subsidiary that is a party thereto in accordance with its terms, subject in each case to the Equitable Exceptions.  Each ILEC Agreement that is subject to Section 252 of the Communications Act of 1934, as amended, has been approved by the applicable State PUC.  The Company and/or any Company Subsidiary, as applicable, that is a party to an ILEC Agreement has performed all obligations required to be performed by it under such ILEC Agreement, except, in each case, as would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company or any Company Subsidiary has received written notice of any material breach of, or default under (or any condition which, with the passage of time or the giving of notice, would cause a material breach of, or default under), any ILEC Agreement.  Correct and complete copies of all ILEC Agreements were made available by the Company to the Purchaser prior to the date of this Agreement in the Virtual Data Room.

3.7          Litigation.  Except as set forth on Section 3.7 of the Company Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Company, threatened against or involving the Company or any of the Company Subsidiaries, any of their respective properties, or any of their respective officers, directors or employees (in their capacities as such) and, to the Knowledge of the Company, there are no existing facts or circumstances that would reasonably be expected to result in such a Proceeding.  Neither the Company nor any of the Company Subsidiaries is subject to any material outstanding Order that has not been fully performed or satisfied.

3.8          Taxes.

(a)   Except as set forth in Section 3.8(a) of the Company Disclosure Schedule: (i) the Company and each of the Company Subsidiaries has filed all Income Tax Returns and all other material Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing or that are otherwise due and payable; and (ii) all such Tax Returns are correct and complete in all material respects.

(b)   Except as set forth in Section 3.8(b) of the Company Disclosure Schedule: (i)  neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return; (ii) there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of the Company Subsidiaries; and (iii) the Company and the Company Subsidiaries have each withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)   Except as set forth in Section 3.8(c) of the Company Disclosure Schedule: (i) no audit or other examination of any Tax Return of the Company or any of the Company Subsidiaries is presently in progress, nor has the Company or any of the Company Subsidiaries been notified in writing of any request for such an audit or other examination; and (ii) there is no material dispute or claim concerning any Tax liability of the Company or any of the Company Subsidiaries, either: (A) claimed or raised by any Tax Authority in writing, or (B) as to which the Company has Knowledge.

(d)   The Company has made available to the Purchaser in the Virtual Data Room prior to the date hereof copies of all federal Income Tax Returns and any other material Tax Returns, and any examination reports, and statements of deficiencies assessed against, or agreed to by the Company or any of the Company Subsidiaries with respect to Taxes since January 1, 2006.  Except as set forth in Section 3.8(d) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)   Except as set forth in Section 3.8(e) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries: (i) is a party to or bound by any tax allocation or sharing agreement; (ii) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group, the common parent of which was the Company); or (iii) has any liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise.

(f)    Except as set forth in Section 3.8(f) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is or has been a party to any ‘‘listed transaction,’’ as defined in Code § 6707A(c)(2) and Reg. § 1.6011-4(b)(2).

(g)   Except as set forth in Section 3.8(g) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Financial Statements in accordance with GAAP, and neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes since the date of the  most recent balance sheet included in the Financial Statements other than in the ordinary course of business.

(h)   Except as set forth in Section 3.8(h) of the Company Disclosure Schedule, no claim has been made in writing by any Tax Authority that the Company or any of the Company Subsidiaries is subject to Tax in a jurisdiction in which it does not file Tax Returns.

(i)    Except as set forth in Section 3.8(i) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is, or has been, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)    Except as set forth in Section 3.8(j) of the Company Disclosure Schedule,  neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) occurring or triggered on or prior to the Closing Date, (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, or (F) election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(k)   Except as set forth in Section 3.8(k) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

3.9          Employee Benefit Plans.

(a)        Correct and complete copies of all documents comprising Company Benefit Plans, including (i) all plan documents (or, in the case of any such Company Benefit Plan that is unwritten, an accurate description thereof), (ii) the most recent summary plan descriptions for each Company Benefit Plan for which a summary plan description is required, (iii) the two most recent annual reports on IRS Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report is required), and (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan, were made available by the Company to the Purchaser prior to the date of this Agreement in the Virtual Data Room and are listed in Section 3.9(a) of the Company Disclosure Schedule.

(b)        All Company Benefit Plans are valid and binding and in full force and effect, and there are no material defaults by the Company or any Company Subsidiary thereunder.  Since January 1, 2004, each Company Benefit Plan has been administered and operated in all respects in accordance with its terms and with all applicable provisions of ERISA, the Code, and other applicable Law, and the Company and each ERISA Affiliate has performed and complied in all respects with all of its obligations under or with respect to each Company Benefit Plan, including the reporting and disclosure obligations and fiduciary obligations under ERISA, except for any failures to administer, operate, perform or comply that would not reasonably be expected to, either individually or in the aggregate, result in liability that is material to the Company and the Company Subsidiaries, taken as a whole. Any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and, to the Knowledge of the Company, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination letter.  Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries provides any post-employment or retiree welfare benefits under any Company Benefit Plan (except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).  There are no pending or, to the Knowledge of the Company, threatened Proceedings relating to the Company Benefit Plans, except for pending or threatened Proceedings that would not reasonably be expected to, either individually or in the aggregate, result in liability that is material to the Company and the Company Subsidiaries, taken as a whole.  Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively)  has engaged in, or failed to engage in, any transactions with respect to any Company Benefit Plan that are reasonably likely to subject the Company or any Company Subsidiary to any material Tax, damages or penalties imposed by Section 409, 4975 or 4980B of the Code or Section 502(i), 502(c), 502(1) and 601 through 608 of ERISA.

(c)        No Company Benefit Plan, and no employee benefit plan contributed to by an ERISA Affiliate, is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and neither the Company nor any ERISA Affiliate has contributed to any such plan during the six (6) year period immediately preceding the date of this Agreement.  No Company Benefit Plan is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

(d)        (i) All contributions and all premium payments required to be made, and required claims to be paid, under the terms of any Company Benefit Plan have been timely made or reserves established therefor on the Financial Statements, which reserves are, to the Company’s Knowledge, adequate in all material respects; (ii) the Company has not received any notice that any Company Benefit Plan is under audit or review by any Governmental Entity and, to the Knowledge of the Company, no audit or review is pending; (iii) each Company Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) that the Company is a party to has been operated and administered since January 1, 2005 in compliance with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code; (iv) the transactions contemplated by this Agreement will not result in any payments under any Company Benefit Plan or any Material Contract which alone or, together with any other payments, will fail to be deductible as a result of the application of Section 280G of the Code; and (v) neither the Company nor any Company Subsidiary has filed, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Company Benefit Plan.

(e)        All action contemplated under Section 2.3(c) and (d) of this Agreement is permissible under the terms of each Company stock option plan and the documents evidencing each Company Option and each Company Warrant.

(f)         Section 3.9(f) of the Company Disclosure Schedule sets forth a complete and correct list of all Sale Bonus Payments and all Sale-Related Severance Obligations, and no other payments are owed or payable to any employee, officer or director of the Company or any Company Subsidiary relating to or arising out of the Transactions.

3.10        Labor Matters.

(a)        Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are in compliance, in all material respects, with all Laws governing the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

(b)        Except as set forth in Section 3.10(b)(i) of the Company Disclosure Schedule,  there are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which it is otherwise bound.  Since January 1, 2008, neither the Company nor any Company Subsidiary has encountered any labor union organizing activity, or had any actual or, to the Knowledge of the Company, threatened, employee strikes, work stoppages, slowdowns or lockouts.  There are no material unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any Company Subsidiary.  Except as set forth in Section 3.10(b)(ii) of the Company Disclosure Schedule, there are no material complaints, charges, or claims brought or filed against the Company or any Company Subsidiary pending, or to the Knowledge of the Company, threatened, to be brought or filed by an employee of the Company or any Company Subsidiary, with any Governmental Entity or Judicial Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or any individual by the Company or any Company Subsidiary.

(c)        Neither the Company nor any Company Subsidiary has, since January 1, 2008, effectuated: (i) any “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or any Company Subsidiary; or (ii) any “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary.

3.11        Real Property and Tangible Assets

(a)        Neither the Company nor any Company Subsidiary owns any real property.  Section 3.11(a) of the Company Disclosure Schedule sets forth all real property leased by the Company or any Company Subsidiary (collectively, the “Leased Real Property”).  Correct and complete copies of all leases for Leased Real Property were made available by the Company to the Purchaser prior to the date of this Agreement in the Virtual Data Room.

(b)        The Company and the Company Subsidiaries own or lease all tangible assets necessary for the conduct of the Business, as presently conducted (the “Assets”).  Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has good and marketable title to, or, in the case of leased Assets, valid and subsisting leasehold interests in (subject to the Equitable Exceptions), all of its respective Assets, free and clear of all Liens, except for Permitted Liens.  All such Assets are, in all material respect,s in reasonable operating condition and repair, normal wear and tear excepted, and are suitable for the purposes for which they are currently used.

3.12        Intellectual Property.

(a)   Section 3.12(a) of the Company Disclosure Schedule lists all Registered IP and Software that is owned or purported to be owned by the Company or any Company Subsidiary.  Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, all Company Owned IP is owned solely by the Company and/or one or more Company Subsidiaries, free and clear of all Liens other than Permitted Liens.  The Company and each Company Subsidiary have taken commercially reasonable measures to protect the secrecy and confidentiality of any and all Confidential Information owned by the Company or any Company Subsidiary or disclosed to the Company or any Company Subsidiary by another Person under a written confidentiality obligation.  Section 3.12(a) of the Company Disclosure Schedule lists all license agreements to which the Company or any Company Subsidiary is a party, either as licensor or licensee, with respect to: (i) any Company Owned IP, or (ii) any other Intellectual Property that is necessary for the conduct of the Business, as conducted by the Company and the Company Subsidiaries on the date hereof, except for non-exclusive licenses to generally-available Software subject to “shrink-wrap” or “click-through” Software licenses and non-exclusive licenses to Intellectual Property providing for payments of less than $50,000 in any fiscal year (collectively, the “License Agreements”).  The Company has, prior to the date of this Agreement, made available to the Purchaser in the Virtual Data Room correct and complete copies of all such License Agreements.  Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, all of such License Agreements are in full force and effect, subject to the Equitable Exceptions, with no material default on the part of the Company or any Company Subsidiary who is a party thereto or, to the Company’s Knowledge, on the part of the other parties thereto.  Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have good and valid title to or the right to use all Intellectual Property necessary for the conduct of the Business, as conducted by the Company and the Company Subsidiary on the date hereof, without the payment of any royalty or similar payment.  Neither the conduct of the Business by the Company and the Company Subsidiaries, as conducted by the Company and the Company Subsidiary on the date hereof, nor their use of any Company Owned IP, infringes on (whether directly or indirectly), misappropriates, or otherwise materially violates any Intellectual Property right of any other Person.  To the Company’s Knowledge, no other Person is infringing (whether directly or indirectly), misappropriating, or otherwise materially violating any Company Owned IP.

(b)           All information technology infrastructure and computer systems, components and networks (including Software, hardware and other equipment, firmware and embedded Software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of voice, data or information, whether or not in electronic format, which technology and systems are used by the Company and the Company Subsidiaries in, or are otherwise necessary to the conduct of the Business by the Company and the Company Subsidiaries, as conducted by the Company and the Company Subsidiary on the date hereof (collectively, the “Company Technology Systems”), have been maintained in a commercially reasonable manner by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with prevailing standards used in the industry in order to ensure proper operation, monitoring and use. The Company Technology Systems are, in all material respects, in good working condition, normal wear and tear excepted, sufficient to perform all technology-enabled operations necessary for operation of the Business by the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have not experienced, within the past twelve (12) months, any material disruption to, or material interruption in, its conduct of the Business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Company Technology Systems.  The Company and the Company Subsidiaries have taken commercially reasonable steps to provide for the back-up and recovery of the data and information critical to their conduct of the Business (including such data and information that is stored on magnetic or optical media in the ordinary course).

3.13        Environmental Matters.

(a)           The representations and warranties set forth in this Section 3.13 are the sole and exclusive representations and warranties hereunder pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws, and no other representation or warranty set forth herein shall be read or construed as to address environmental, health or safety matters.  Except as set forth on Section 3.13 of the Company Disclosure Schedule:

(i)            the operations of the Company and the Company Subsidiaries since January 1, 2008 have complied with, and are currently in compliance, in each case in all material respects with, all applicable Environmental Laws;

(ii)           neither the Company nor any Company Subsidiary has, since January 1, 2008, received any written notice of or, to the Knowledge of the Company, been threatened or charged with, any violation respecting any: (A) Environmental Laws, (B) Remedial Actions or (C) Release or threatened Release of a Hazardous Material;

(iii)          to the Knowledge of the Company, neither the Company nor any Company Subsidiary is currently the subject of any outstanding Order of any Governmental Entity respecting any: (A) Environmental Laws, (B) Remedial Actions or (C) Release or threatened Release of a Hazardous Material;

(iv)          neither the Company nor any Company Subsidiary is currently subject to any pending or, to the Knowledge of the Company, threatened written claim alleging that the

Company or any Company Subsidiary is in violation of any Environmental Law or any Environmental Permit or otherwise has any liability under any Environmental Law;

(v)           there are no currently pending or, to the Knowledge of the Company, threatened investigations of the Business of the Company or any Company Subsidiary, or, to the Knowledge of the Company, any currently or previously owned or leased property of the Company or any Company Subsidiary under Environmental Laws, which would reasonably be expected to result in the Company or any Company Subsidiary incurring any material liability pursuant to any Environmental Law; and

(vi)          to the Company’s Knowledge, no Release of Hazardous Materials from or other environmental damage exists in, on or under any currently owned or previously owned property of the Company or any Company Subsidiary, or has originated, or migrated offsite from those areas, including offsite disposal thereof, which would reasonably be expected to result in the Company or any Company Subsidiary incurring any material liability under any Environmental Laws.

(b)           The Company has made available to Purchaser in the Virtual Data Room prior to the date hereof true and correct copies of all environmental site assessment reports and other documents relating to the environmental condition or status of any currently or previously owned or leased real property of the Company or any Company Subsidiary, and the Company or any Company Subsidiary’s compliance with Environmental Laws, that are, in each case, within the possession and control of the Company or any Company Subsidiary.

(c)           No Permits are necessary for the Company and the Company Subsidiaries to conduct the Business in compliance with applicable Environmental Laws.

3.14        Insurance.  The Company and the Company Subsidiaries are insured against such risks, and are subject to customary exclusions and deductible amounts, as companies engaged in a similar line of business would, in accordance with good business practice, customarily be insured.  Section 3.14 of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of all insurance policies maintained by the Company and the Company Subsidiaries.  The Company has, prior to the date of this Agreement, made available to the Purchaser in the Virtual Data Room correct and complete copies of all such insurance policies.  All such insurance policies are: (a) in full force and effect and neither the Company nor any Company Subsidiary has received any notice of a cancellation with respect to any such insurance policies; and (b) sufficient for compliance by the Company and the Company Subsidiaries with all requirements of applicable Law and of all Material Contracts that require particular levels of insurance coverage.  There are no material claims by the Company or any Company Subsidiary under any such insurance policy or bonds pending.  All premiums with respect to such insurance policies covering all periods up to and including the date of this Agreement have been or will be paid as of the Closing Date or will be accrued as Current Liabilities in the Final NWC.

3.15        Compliance with Laws; Permits.

(a)        Except as set forth in Section 3.15(a)(i) of the Company Disclosure Schedule, the Business is being conducted by the Company and the Company Subsidiaries in compliance, in all material respects, with applicable Laws.  Except as set forth in Section 3.15(a)(ii) of the Company Disclosure Schedule, no investigation, review or Proceeding by any Governmental Entity in relation to any actual or alleged material violation of Law by the Company or any Company Subsidiary is pending or, to the Company’s Knowledge, threatened, nor has the Company or any Company Subsidiary received any written notice from any Governmental Entity indicating an intention to conduct the same.  Neither the

Company nor any Company Subsidiary is a party to any consent or similar Contract that: (i) materially restricts their conduct of the Business; or (ii) would otherwise reasonably be expected to, either individually or in the aggregate, result in a Company Material Adverse Effect.  Since January 1, 2008, the Company has not received any written notice of, or been charged with, the violation of any material Law.

(b)        The Company and the Company Subsidiaries have obtained all material Permits reasonably necessary for them to conduct the Business in compliance, in all material respects, with applicable Law (the “Company Permits”) and all of the Company Permits are valid and in full force and effect.  No material defaults or violations exist or have been recorded in respect of any of the Company Permits.  No Proceeding is pending or, to the Knowledge of the Company, threatened, concerning the revocation, limitation or non-renewal of any Company Permit. Since January 1, 2008, neither the Company nor any Company Subsidiary has had any material Company Permit that was used in the conduct of the Business recorded, withdrawn, cancelled, terminated or not renewed.

(c)        Notwithstanding anything to the contrary in this Section 3.15, the parties agree and acknowledge that this Section 3.15 does not relate to the Telecom Law or any Permits thereunder, all of which are addressed by Section 3.16.

3.16        Telecom Law.

(a)           Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, the Business is being conducted by the Company and the Company Subsidiaries in compliance, in all material respects, with applicable Telecom Law.  No investigation, review or Proceeding by the FCC or any State PUC with respect to the any actual or alleged material violation of Telecom Law by the Company or any Company Subsidiary is pending or, to the Company’s Knowledge, threatened, nor has the Company or any of the Company Subsidiaries received any oral or written notice from the FCC or any State PUC indicating an intention to conduct the same.

(b)           The Company and the Company Subsidiaries have obtained all material Permits reasonably necessary for them to conduct the Business in compliance, in all material respects, with applicable Telecom Laws (the “Company Telecom Permits”) and all of the Company Telecom Permits are valid and in full force and effect.  Section 3.16(b)(i) of the Company Disclosure Schedule sets forth a correct and complete list of all Company Telecom Permits.  Except as set forth on Section 3.16(b)(ii) of the Company Disclosure Schedule, each of the Company Telecom Permits is in full force and effect and neither the Company nor any of the Company Subsidiaries is in material violation of any of the terms, conditions and requirements of any of the Company Telecom Permits.  Prior to the date of this Agreement, correct and complete copies of all Company Telecom Permits were made available by the Company to the Purchaser in the Virtual Data Room.  Except as set forth in Section 3.16(b)(iii) of the Company Disclosure Schedule, there is no Proceeding pending or, to the Company’s Knowledge, threatened, that: (i) questions or contests the validity of, or seeks the revocation, non-renewal or suspension of, any Company Telecom Permit; or (ii) seeks the imposition of any material condition, administrative sanction, modification or amendment with respect to any Company Telecom Permit, other than such condition, modification, or amendment that would also be imposed on similarly situated holders of Telecom Permits.  Except for the Required Consents, no consent under any of the Company Telecom Permits is required to be obtained under applicable Telecom Law in connection with consummation of the Transactions.

(c)           There are no facts or circumstances known to the Company or the Company Subsidiaries that would be reasonably likely to prevent, materially delay, or otherwise materially interfere with, the issuance of the FCC Approval, any of the State PUC Approvals or any of the other Required Consents.

(d)           The Company and Company Subsidiaries have filed all reports, and paid all contributions and fees, required by the Telecom Laws applicable to the Business of the Company and Company Subsidiaries, including with respect to FCC regulatory fees, contributions to state or federal universal service support mechanisms, contributions to intrastate or interstate telecommunications relay services, contributions to administration of the North American Numbering Plan, contributions to the shared costs of local number portability administration, FCC and state regulatory fees, franchise fees, and state E911 fees.  There is not pending or, to the Knowledge of the Company, threatened any audits, examinations, investigations, or other proceedings in respect of the reporting and payment of any such contributions or fees.

(e)           None of the Company or any Company Subsidiary has, with respect to its data or systems (or to the Knowledge of the Company, the data or systems of any vendor or agent), suffered any unauthorized access or disclosure, or violation of any applicable privacy or data security Law, including but not limited to those requiring notification to any person or Governmental Entity, in connection with the confidential or personal information of any person.

3.17        Certain Payments.  To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries or any of their respective directors, officers, agents or employees (in their capacities as such) has: (a) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of the Foreign Corrupt Practices Act of 1977, as amended; or (b) made any other unlawful payment, gift or contribution, in each case for the purpose of: (x) obtaining favorable treatment in securing business; (y) paying for favorable treatment for business secured; or (z) obtaining special concessions or for special concessions already obtained.

3.18        Related Party Transactions.  Except: (a) as set forth in Section 3.18(a) of the Company Disclosure Schedule; or (b) pursuant to employment agreements, neither the Company nor any of the Company Subsidiaries is party to any direct or indirect business arrangement or relationship with or has any liabilities or obligations to any stockholder, director, officer, consultant or Business Employee of the Company or any of the Company Subsidiaries.  Except as set forth in Section 3.18(b) or Section 3.2(b) of the Company Disclosure Schedule, no stockholder, director, officer, consultant or Business Employee of the Company or any of the Company Subsidiaries personally owns, directly or indirectly, any material property or right (whether tangible or intangible) that is used by the Company or any of the Company Subsidiaries.  Other than obligations to pay compensation arising in the ordinary course of business, there are no debts or other obligations owed by the Company or any of the Company Subsidiaries to any stockholder, director, officer, consultant or Business Employee of the Company or any Company Subsidiary.

3.19        Brokers.  Except as set forth in Section 3.19 of the Company Disclosure Schedule, no broker, finder, investment banker or other Person has been engaged by the Company or any Company Subsidiary that is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions.

3.20        Banks; Powers of Attorney.  Section 3.20(a) of the Company Disclosure Schedule lists as of the date hereof the names and locations of all banks in which the Company or any Company Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.  Except as set forth on Section 3.20(b) of the Company Disclosure Schedule, no Person holds a power of attorney to act on behalf of the Company or any Company Subsidiary.

3.21        Right-of-Way Agreements and Network Facilities.   Except as set forth in Section 3.21 of the Company Disclosure Schedule:

(a)           (i) Each right-of-way agreement, license agreement or other agreement permitting or requiring the Company or any Company Subsidiary to lay, build, operate, maintain or place cable, wires, conduits or other equipment and facilities over land, underwater or underground that is material to the Business of the Company and the Company Subsidiaries, taken as a whole (each, a “Right-of-Way Agreement”) is valid, legally binding, enforceable and in full force and effect, subject to the Equitable Exceptions; (ii) neither the Company nor any of the Company Subsidiaries is in material breach of, or default under, any Right-of-Way Agreement; (iii) no event has occurred which, with notice or lapse of time, would constitute a material breach or default by the Company or any Company Subsidiary or permit termination, modification or acceleration by any third party under any Right-of-Way Agreement; and (iv) no third party has repudiated in a written notice provided to the Company or any of the Company Subsidiaries or, to the Company’s Knowledge, has the right to terminate or repudiate any Right-of-Way Agreement.

(b)           Neither the Company nor any Company Subsidiary is in violation of any Laws which, individually or in combination with any others, would materially and adversely affect the ability of the Company or any Company Subsidiary to use any of the material rights associated with the Right-of-Way Agreements, taken as a whole, in the manner and scope in which such rights are now being used in operation by the Company and the Company Subsidiaries of the Business.

(c)           All Owned Network Facilities and Leased Network Facilities: (i) are in all material respects in good working order and condition, normal wear and tear excepted, and, to the Company’s Knowledge, without any material defects (“Good Condition”); (ii) are, individually and in combination, operated, installed, and maintained by the Company, the Company Subsidiaries, or their contractors in a manner that is in compliance in all material respects with (A) generally accepted industry standards for the United States telecommunications industry (“Industry Standards”), (B) performance requirements in service agreements with customers of the Company and the Company Subsidiaries (“Customer Requirements”), and (C) all Laws, and (iii) comply, individually and in combination, in all material respects with such performance requirements.

(d)           Except as set forth on Section 3.21(d) of the Company Disclosure Schedule, the Company owns, free and clear of all Liens, other than Permitted Liens, all right, title and interest in Owned Network Facilities.  To the Company’s Knowledge, no third Person may revoke or otherwise encumber or interfere with such right, title, and interest.

(e)           Each agreement under which third Persons provide material Network Facilities, including leases, licenses, indefeasible rights of use of capacity or infrastructure and Right-of-Way Agreements (a “Network Facility Agreement”), to which the Company or any Company Subsidiary is a party, is a valid, legally binding and enforceable agreement and is in full force and effect, subject to the Equitable Exceptions, and neither the Company nor any Company Subsidiary is in material breach of, or default under, any Network Facility Agreement, (A) no event has occurred which, with notice or lapse of time, would constitute a material breach of, or default by, the Company or any Company Subsidiary or would otherwise permit termination, revocation, other interference with performance of, modification or acceleration by the counterparty to any Network Facility Agreement, and (B) to the Company’s Knowledge, no third Person has repudiated, revoked, terminated, or otherwise interfered with performance of, or has the right to terminate, repudiate, revoke, or otherwise interfere with the performance of, any Network Facility Agreement.

3.22        Customers and Suppliers.

(a)           Neither: (i) the Company nor any Company Subsidiary has received written notice from any customer, or group of customers that are under common ownership or control, that: (A)

accounted for at least $200,000 of the aggregate products and services furnished by the Company and the Company Subsidiaries in the fiscal year ended December 31, 2010, or (B) is expected, to the Knowledge of the Company, to account for at least $200,000 of the aggregate products and services to be furnished by the Company and the Company Subsidiaries in the fiscal year ending December 31, 2011, in each case, that such customer (or such group of customers) has stopped or intends to stop purchasing, or has materially reduced or shall materially reduce purchases of, or has sought or is seeking to materially reduce the price it shall pay for, the products or services of the Company or the Company Subsidiaries, nor (ii) has the Company or any of the Company Subsidiaries received written notice from any supplier, or group of suppliers that are under common ownership or control, that: (A) accounted for at least $200,000 of the aggregate goods and services purchased by the Company or any Company Subsidiary in the fiscal year ended December 31, 2010, or (B) is expected, to the Knowledge of the Company, to account for at least $200,000 of the aggregate goods and services purchased by the Company and the Company Subsidiaries in the fiscal year ending December 31, 2011, in each case, that such supplier (or such group of suppliers) has stopped or intends to stop providing goods or services to the Company or any Company Subsidiary, or has materially reduced or shall materially reduce the supply of, or has sought or is seeking to materially increase the price it charges for, goods or services supplied to the Company or any Company Subsidiary.

(b)           Except for requests for call detail records for billing purposes and as set forth on Section 3.22(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is involved in any material dispute with, or has received any notice of an intention to dispute from, or has received any written request for audit, accounting or review from, any Person (including a group of Persons that are under common ownership or control) with whom the Company or any Company Subsidiary does business, (i) with respect to any customer, or group of customers that are under common ownership or control, which involves an aggregate amount in excess of $200,000 as of the date hereof, or (ii) with respect to any supplier, or group of suppliers that are under common ownership or control, which involves an aggregate amount in excess of $200,000 relating to any transactions or commitments made, or any contracts or agreements entered into, by the Company or any Company Subsidiary, on one hand, and such Person, on the other hand.

(c)           Section 3.22(c) of the Company Disclosure Schedule sets forth a complete and correct list of the Company Deposits.

3.23        Accounts Receivable.  All of the outstanding accounts receivable of the Company and the Company Subsidiaries: (a) arose from bona fide transactions in the ordinary course of the business of the Company and the Company Subsidiaries consistent with past practice; (b) are in all material respects valid, due and owing from third parties, subject to the Equitable Exceptions; and (c) are not, to the Knowledge of the Company, subject to any prior assignment or Lien, or any defenses, offsets or counterclaims, except Permitted Liens. The reserves for doubtful accounts receivable and uncollectible amounts reflected in the Stub Period Financial Statements were established in accordance with GAAP.  For the avoidance of doubt, this Section 3.23 shall not be construed as constituting a guarantee as to the collection of any particular account receivable.

3.24        No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III (as modified by the Company Disclosure Schedule), no express or implied representation or warranty is being made by the Company or any of the Company Stockholders concerning the Company or any of the Company Subsidiaries.

ARTICLE IV:

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER AND MERGER SUB

The Purchaser and Merger Sub each hereby represent and warrant to the Company, subject to the exceptions set forth in the Purchaser Disclosure Schedule, as follows:

4.1          Existence; Good Standing; Authority; Enforceability.

(a)       Each of the Purchaser and Merger Sub is a corporation duly incorporated, validly existing and each is in good standing under the laws of the State of Delaware and each has all requisite corporate power and authority to own and operate its respective properties and to conduct its respective business as now conducted.  The Purchaser and Merger Sub are each duly licensed or qualified to do business as a foreign corporation, and each is in good standing under the laws of each other jurisdiction under which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b)       The copies of the Purchaser’s certificate of incorporation and bylaws most recently filed with the Purchaser SEC Documents are true, complete and correct copies of such documents, in each case as in effect as of the date of this Agreement.

(c)       The Purchaser and Merger Sub each has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its respective obligations hereunder and thereunder, and to consummate the Transactions.  The execution and delivery by the Purchaser and Merger Sub of this Agreement and the other Transaction Documents to which each is or will be a party, the performance of their respective obligations hereunder and thereunder, and the consummation by the Purchaser and Merger Sub of the Transactions, have been duly authorized by all requisite corporate action on the part of the Purchaser and Merger Sub, and no other corporate authorization or proceedings on the part of the Purchaser or Merger Sub are required therefor.

(d)       This Agreement and each other Transaction Document to which the Purchaser or Merger Sub is or will be a party have been or will be duly executed and delivered by the Purchaser and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, each constitutes or will constitute a legal, valid and binding obligation of the Purchaser or Merger Sub (as applicable), enforceable against the Purchaser or Merger Sub (as applicable) in accordance with its terms, except for the Equitable Exceptions.

4.2          No Conflicts; All Necessary Consents.

(a)           Assuming receipt of the Required Consents and all State PUC Approvals, neither the execution, delivery or performance by the Purchaser or Merger Sub of this Agreement and the other Transaction Documents to which it is or will be a party, nor the consummation by the Purchaser and Merger Sub of the Transactions, will violate, conflict with, breach or constitute a default under (in each case, with or without the giving of notice, the lapse of time or both), any of the provisions of: (i) any of the Organizational Documents of the Purchaser or Merger Sub; (ii) any material Contract to which the Purchaser or Merger Sub is a party, or by which the Purchaser or Merger Sub or any of their respective properties or assets is otherwise bound; or (iii) any Law applicable to the Purchaser or Merger Sub or any of their respective properties or assets.

(b)           Except as set forth on Section 4.2(b) of the Purchaser Disclosure Schedule, the execution, delivery and performance by the Purchaser and Merger Sub of this Agreement and the other Transaction Documents to which either is or will be a party, and the consummation by the Purchaser and Merger Sub of the Transactions will not: (i) require the Purchaser or Merger Sub to obtain or make any consent, waiver, approval, authorization, order or permit of, declaration, filing or registration with, other action by, or notification to, any Governmental Entity; or (ii) require the consent, waiver, approval, authorization, notification or action of, by or to (as applicable) any other Person pursuant to any Contract to which the Purchaser or Merger Sub is a party or to which any of its respective properties or assets is otherwise subject.

(c)           Without limiting the generality of the foregoing Sections 4.2(a) and (b), there are no facts or circumstances known to the Purchaser that would be reasonably likely to prevent, materially delay, or otherwise materially interfere with, the issuance of the FCC Approval, any of the State PUC Approvals or any of the other Required Consents.

4.3          Purchaser SEC Reports; Sarbanes-Oxley.

(a)           The Purchaser has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all forms, reports, schedules, statements and other documents required to be filed by the Purchaser with the SEC since December 31, 2008 (collectively, the “Purchaser SEC Reports”). The Purchaser SEC Reports: (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law; and (ii) did not, at the time they were filed, or if amended or restated, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading.  Except for ITCˆDeltaCom, Inc. and its Subsidiaries, no Subsidiary of the Purchaser is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.  There are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Purchaser SEC Reports.  To the Knowledge of the Purchaser, none of the Purchaser SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)           The Purchaser and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the related rules and regulations promulgated thereunder.  The management of the Purchaser has, in material compliance with Rule 13a-15 under the Exchange Act: (i) designed disclosure controls and procedures to ensure that material information relating to the Purchaser, including its consolidated Subsidiaries, is made known to the management of the Purchaser by others within those entities; and (ii) disclosed, based on its most recent evaluation, to the Purchaser’s auditors and the audit committee of the Purchaser’s Board of Directors: (A) any significant deficiencies in internal controls over financial reporting which would adversely affect in any material respect the Purchaser’s ability to record, process, summarize and report financial data and have identified for the Purchaser’s auditors any material weaknesses in internal controls over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Purchaser’s internal controls over financial reporting.

(c)           Since December 31, 2008, the Purchaser has complied in all material respects with the applicable listing and corporate governance rules and regulations of FINRA.

4.4          Capitalization; Subsidiaries.  As of the date of this Agreement, the authorized capital stock of the Purchaser consists of 300,000,000 shares of Purchaser Stock and 100,000,000 shares of convertible preferred stock, $0.01 par value (“Parent Preferred Stock”), of which 300,000 shares have been designated as Series D Preferred Stock, which shares of Series D Preferred Stock have been reserved for issuance upon the exercise of preferred stock purchase rights issued pursuant to the Rights Agreement. As of December 17, 2010, (a) 108,344,660 shares of Purchaser Stock were issued and outstanding, (b) options to purchase 2,440,062 shares of Purchaser Stock were outstanding, (c) 2,377,397 Purchaser restricted stock units were outstanding and (b) no shares of Parent Preferred Stock were issued and outstanding. All outstanding shares of Purchaser Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.  Each outstanding share of capital stock of each Subsidiary of the Purchaser that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.  As of December 17, 2010, the Purchaser has outstanding $255,791,000 in convertible senior notes.  Exhibit 21.1 to Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, constituted a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC as of the date thereof.   Except as set forth above, as of December 17, 2010, there are no outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Purchaser or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of Purchaser or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Purchaser or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

4.5          Financial Statements; Undisclosed Liabilities.

(a)           The consolidated financial statements of the Purchaser included in the Purchaser SEC Reports (the “Purchaser SEC Financial Statements”): (i) have been prepared in accordance with GAAP (except as may be otherwise indicated therein or in the notes thereto and except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the Exchange Act), applied on a consistent basis during the periods involved; (ii) complied in all material respects with published rules and regulations of the SEC with respect thereto; and (iii) fairly present, in all material respects, the consolidated financial position of the Purchaser and its consolidated Subsidiaries (other than the Company’s Subsidiary ITC^DeltaCom, Inc. and the Subsidiaries of ITC^DeltaCom, Inc., which Purchaser acquired on December 8, 2010) as of the respective dates thereof and the consolidated statements of income, cash flows and (in the case of audited annual statements) shareholders’ equity for the respective periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments and the absence of footnotes).

(b)           Neither the Purchaser nor any of its Subsidiaries (excluding the Company’s Subsidiary ITC^DeltaCom, Inc. and the Subsidiaries of ITC^DeltaCom, Inc., which Purchaser acquired on December 8, 2010) have any liabilities or obligations that would have been required by GAAP to be reflected in the consolidated balance sheet of the Purchaser and its Subsidiaries, except: (i) for the liabilities and obligations reflected, reserved against or otherwise disclosed in the consolidated balance sheet of the Purchaser and its consolidated Subsidiaries (including the notes thereto) that is included in the Purchaser SEC Financial Statements; and (ii) for such liabilities and obligations as would not be reasonably expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.6          Absence of Certain Changes or Events.  Since December 31, 2009, no events have occurred which have had or would be reasonably expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.  Since December 31, 2009, (a) the Purchaser and its Subsidiaries (excluding the Company’s Subsidiary ITC^DeltaCom, Inc. and the Subsidiaries of ITC^DeltaCom, Inc., which Purchaser acquired on December 8, 2010) have carried on and operated their respective businesses in all material respects in the ordinary course of business; and (b) there has been no: (i) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Purchaser, other than the declaration and payment by the Purchaser of regular quarterly cash dividends on the shares of its capital stock; (ii) redemption or other acquisition by the Purchaser of any of its capital stock; (iii) stock split, reverse stock split, combination or reclassification of the shares of the Purchaser’s capital stock; (iv) material change by the Purchaser in accounting methods, principles or practices except as required by GAAP; or (v) any agreement or commitment, whether in writing or otherwise, to take any action described in clauses (i) through (iv) above.

4.7          Compliance with Law.  The Purchaser and its Subsidiaries are, and since January 1, 2008 have been, in compliance with all applicable Laws and, to the Knowledge of the Purchaser, not been given written notice of any violation of any applicable Law, except for failures to comply or violations that: (a) are disclosed in the Purchaser SEC Reports; or (b) have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. There is no Order outstanding against the Purchaser or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other Transactions contemplated hereby.

4.8          Litigation.  Except: (a) as disclosed in the Purchaser SEC Reports; or (b) as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, there is no Proceeding pending or, to the Purchaser’s Knowledge, threatened against the Purchaser or any of its Subsidiaries or any of their respective properties or assets or any of their respective officers or directors (in their capacity as officers or directors of the Purchaser or any of its Subsidiaries).

4.9          Material Contracts.  With respect to each Contract to which the Purchaser or any of its Subsidiaries is a party that the Purchaser is required by Item 601 of Regulation S-K under the Exchange Act to file as an exhibit to the Purchaser’s reports on Form 10-K, Form 10-Q or Form 8-K of the Exchange Act (the “Purchaser Material Contracts”): (a) neither the Purchaser nor any of its Subsidiaries is in material breach of, or default under, nor has the Purchaser or the applicable Subsidiary thereof received any written notice of material breach of, or default under, such Purchaser Material Contract; (b) to the Purchaser’s Knowledge, no other party to such Purchaser Material Contract is in material breach of, or default under, such Purchaser Material Contract; and (iii) such Purchaser Material Contract is a valid, binding and enforceable obligation of the Purchaser or the applicable Subsidiary thereof and, to the Purchaser’s Knowledge, the other parties thereto, subject to the Equitable Exceptions, and is in full force and effect, except for such breaches, defaults or failures to be valid, binding and legally enforceable, or to be in full force and effect, as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.10        Purchaser Stock.  The shares of Purchaser Stock issuable as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any pre-emptive rights.

4.11        No Prior Operations of Merger Sub.  Merger Sub was formed solely for the purposes of engaging in the Transactions, and has not engaged, and will not prior to the Closing engage, in any other business activities.

4.12        Resources to Consummate the Closing.  The Purchaser has and shall have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date.

4.13        Brokers.  Except as set forth on Section 4.13 of the Purchaser Disclosure Schedule, no broker, finder, investment banker or other Person engaged by the Purchaser is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions.

4.14        No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV (as modified by the Purchaser Disclosure Schedules), the Purchaser and Merger Sub do not make any express or implied representation or warranty concerning themselves.

ARTICLE V:
COVENANTS

5.1          Affirmative Covenants.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement in accordance with Article VII (the “Pre-Closing Period”), and except as otherwise expressly contemplated by this Agreement or consented to in writing by the Purchaser, the Company shall (and shall cause the Company Subsidiaries to): (a) conduct the Business of the Company and the Company Subsidiaries only in the ordinary course of business consistent with past practice; and (b) use its commercially reasonable efforts to: (i) preserve the present business operations, organization and goodwill of the Company and the Company Subsidiaries, (ii) maintain satisfactory relations with, and keep reasonably available the services of, the current officers and other key employees of the Company and the Company Subsidiaries, (iii) maintain in effect all material Permits that are required for the Company and any Company Subsidiary to operate the Business, (iv) preserve their present relationships with customers, suppliers and distributors and others having material business relationships with the Company and the Company Subsidiaries and (v) maintain assets of the Company and the Company Subsidiaries, including Owned Network Facilities and Leased Network Facilities, individually and in combination, in Good Condition and in compliance, in all material respects, with performance standards, Industry Standards, Customer Requirements and Laws.  In addition, the Company and the Purchaser will take the actions set forth on Schedule 5.1 hereto.  Between the date hereof and the Closing Date, the Company and its Subsidiaries will make capital expenditures (excluding capitalized labor) in an aggregate amount of at least $1,600,000 per month on an average basis (prorated on a daily basis for any partial months).  Such capital expenditures will not include any further capital expenditures with respect to Netcracker except as necessary for the wind-down of the Netcracker project.

5.2          Negative Covenants.  During the Pre-Closing Period, without the prior written consent of the Purchaser (such consent to not be unreasonably withheld, conditioned or delayed), except as otherwise expressly contemplated by this Agreement, the Company shall not (and shall cause the Company Subsidiaries not to):

(a)       enter into, amend or modify in any material respect, or terminate prior to the scheduled termination date set forth therein, any Material Contract, ILEC Agreement or Right-of-Way Agreement or otherwise waive, release, assign, cancel or compromise any material debt, claim, benefit, obligation or right;

(b)       make any capital expenditure or enter into any commitment therefor in excess of $100,000 for any single expenditure or series of related expenditures;

(c)       (i) change its authorized or issued capital stock or Equity Interests (as applicable), (ii) transfer, issue, sell, dispose of, or grant any shares of capital stock, debt security, Equity Interest, warrant, option, call, right to purchase or similar right regarding its capital stock or Equity Interests (as applicable); purchase, redeem, retire or otherwise acquire, or offer to purchase, redeem or otherwise acquire any of shares of its capital stock or Equity Interests (as applicable), (iii) declare, set aside or pay any dividend or make any distribution (whether payable in cash, stock or property) or payment in respect of its capital stock or Equity Interests (as applicable), (iv) split, subdivide, recapitalize, combine or reclassify its capital stock or Equity Interests (as applicable) or (v) enter into or modify any agreement or Contract with any Company securityholder or any Affiliate of any Company securityholder;

(d)       amend any of its Organizational Documents;

(e)       except: (i) as required by applicable Law, (ii) as required by the terms of any Contract existing on the date hereof, or (iii) as contemplated under this Agreement, make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any bonus, severance or termination pay to, any of its officers, directors, employees, agents or consultants or enter into or amend any employee benefit plan or make any loans to any officer, director, employee, agent or consultant (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with past practices);

(f)        other than: (i) in the ordinary course of business consistent with past practices, (ii) as required by Laws or the terms of any Contract or plan existing on the date hereof, or (iii) as contemplated under this Agreement, (A) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any Company Benefit Plan to any officer, director, consultant, agent or employee, (B) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Company Benefit Plan for the benefit of any director, officer, consultant, agent or employee, whether past or present, or (C) amend in any material respect any Company Benefit Plan in a manner inconsistent with the foregoing;

(g)       enter into, modify or terminate any labor or collective bargaining agreement of the Company or any Company Subsidiary or, through negotiations or otherwise, make any commitment or incur any liability to any labor organizations or announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Company Subsidiary;

(h)       (i) incur, redeem or assume any long-term or short-term indebtedness for borrowed money, enter into any hedging or off balance sheet financing arrangements, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (ii) make any loan, advance or capital contribution to, or investment in, any other Person, other than loans, advances or capital contributions to, or investments in, Company Subsidiaries made in the ordinary course of business consistent with past practices, or (iii) subject to any Lien any of the properties or assets (whether tangible or intangible) of the Company or the Company Subsidiaries, except for Permitted Liens and Liens that will be released at or prior to the Closing;

(i)        enter into any transaction that would be required to be disclosed under Section 3.18 (Related Party Transactions);

(j)        terminate the employment of any officer of the Company or any Company Subsidiary other than for cause;

(k)       (i) acquire (whether pursuant to merger, stock or asset purchase or otherwise) any material properties or assets (ii) sell, assign, license, transfer, convey, lease or otherwise dispose of any of the properties or assets of the Company or the Company Subsidiaries (except for the purpose of disposing of obsolete or worthless assets or in connection with the Merger), (iii) revalue in any material respect any of the material assets of the Company or any Company Subsidiary, including writing down the value of inventory or writing down notes or accounts receivable, other than in the ordinary course of business or as may be required by GAAP, (iv) abandon, fail to maintain or allow to expire (other than at the natural expiration of its term), or sell or exclusively license to any Person, any material Intellectual Property, (v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger), or (vi) establish, open, create, fund or transfer any amount of cash to any Company Deposit or terminate, liquidate, or transfer funds from any Company Deposit;

(l)        (i) acquire or agree to acquire by merging or consolidating with, or by way of any other business combination, or by purchasing or exchanging any business enterprise, portion of the capital stock, other Equity Interests or assets of, or by any other manner, any other Person in one transaction or any series of related transactions or (ii) enter into any new material line of business outside of its existing business segments and reasonable extensions thereof;

(m)      change any of the accounting methods used by Company materially affecting its assets, liabilities or business, except for such changes required by GAAP, as concurred in by its independent public accountants;

(n)       (i) enter into any agreement or arrangement that materially limits or otherwise materially restricts the Company, any Company Subsidiary or, upon completion of the Merger, Purchaser or its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any location, (ii) permit any material insurance policy naming the Company or any Company Subsidiary as a beneficiary or a loss payee to be cancelled or terminated without reasonable prior notice to the Purchaser or (iii) materially modify the Company’s standard warranty terms for its services and products;

(o)       commence any Proceeding against any other Person or compromise, settle, pay or discharge any Proceeding or dispute (including any settlement or consent to settlement of any material Tax claim); provided, however, that: (i) the consent of the Purchaser shall not be required with respect to the settlement of any Proceeding or dispute by the Company or any Company Subsidiary if such settlement: (A) involves solely a cash settlement payment to the Person with which the settlement is being effected that is paid out of cash on hand at the Company, (B) provides for the full and unconditional release of the Company and the Company Subsidiaries from any and all Liability in respect of the matters underlying such settlement, and (C) does not: (1) include an admission of guilt on the part of the Company or any of the Company Subsidiaries, or (2) impose any restrictions on the future conduct of the Company or any of the Company Subsidiaries; and (ii) this Section 5.2(o) shall not apply to the Verizon Litigation;

(p)       make, change or rescind any election relating to Taxes, file any amended Tax Return, enter into any closing agreement or settle any Tax audit or proceeding relating to the Company or any of the Company Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of the Company Subsidiaries, or settle or compromise any Tax liability if such action would have the effect of increasing the Tax liability of the Purchaser, the Company or any of the Company Subsidiaries in a taxable period beginning after the Closing Date or the post-Closing portion of any Straddle Period; or

(q)       enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize anything prohibited by this Section 5.2.

Notwithstanding anything to the contrary in this Section 5.2, the parties agree and acknowledge that the Purchaser’s consent shall not be required under this Section 5.2 for any action taken by the Company or any Company Subsidiary prior to the Closing under any of the FiberNet Sale Documents or the Fibertech

Sale Documents or otherwise relating to the FiberNet Sale Proceeds or the Fibertech Sale Proceeds, respectively.

5.3          Access to Information.

(a)           Information.          Except as precluded by any confidentiality agreement or similar agreement or arrangement between the Company or any Company Subsidiary, on the one hand, and any  Person other than the Company or any Company Subsidiary, on the other hand, or pursuant to applicable Law, during the Pre-Closing Period the Company shall (and shall cause the Company Subsidiaries to) provide the Purchaser and its Affiliates, and its and their respective officers, employees, accountants, counsel, financial advisers and other representatives, with access to the officers, employees, accountants, accountants’ work papers, facilities, properties, operations and books and records (including Contracts and financial and operating data) of the Company and the Company Subsidiaries.  The Company and the Company Subsidiaries shall make extracts of and copies of such books and records upon request by the Purchaser or its officers, employees, accountants or other advisors.  The Company shall cause its officers, employees, accountants, counsel, financial advisers and other representatives to cooperate with the Purchaser and the Purchaser’s representatives in connection with such investigation and examination.

(b)           Financial Reporting.            The Company shall furnish to Purchaser unaudited interim consolidated statements of operations of the Company and the Company Subsidiaries prepared on a basis consistent with past periods, in each case, promptly following the end of each fiscal month, but in any event no later than fifteen (15) days following the end of such fiscal month.

5.4          Confidentiality.  The Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Mutual Nondisclosure Agreement between the Purchaser and the Company dated September 8, 2010, as amended (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate.

5.5          Regulatory and Other Authorizations.

(a)           Generally. During the Pre-Closing Period, the Purchaser and the Company shall (and the Company shall cause the Company Subsidiaries to), in good faith and in a reasonably timely manner, use their respective commercially reasonable efforts to: (i) take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions; and (ii) cause the Closing conditions contained in Article VI applicable to such Person to be satisfied.  Without limiting the generality of the foregoing, the Purchaser shall, and the Company shall (and shall cause the Company Subsidiaries to), in good faith and in a reasonably timely manner, use their respective commercially reasonable efforts to cause all Required Consents to be obtained on or prior to the Closing Date.  The Purchaser and the Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any consents under any Material Contracts necessary, proper or advisable to consummate the Merger; provided, however, that, prior to the Effective Time, the Company and the Purchaser shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Material Contract in connection with consummation of the Merger and in seeking any such actions, notices, consents, approvals or waivers.

(b)           HSR.  If necessary under applicable Law, the Purchaser shall, and the Company shall (and shall cause the Company Subsidiaries to): (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act with respect to the Transactions as promptly as practicable and, in any event, as promptly as possible after the date of this Agreement; (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by each of them from the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Entity in respect of such filings or the Transactions; (iii) seek early termination with respect to the Transactions under the HSR Act; and (iv) use commercially reasonable efforts to cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Entity with respect to any such filing.  The Purchaser and the Company shall each pay fifty percent (50%) of the filing fees required to be paid under the HSR Act in connection with such filings (it being agreed and acknowledged that any such payment by the Company shall either, as determined by the Company in its sole discretion, be paid out of Company funds prior to the Closing or accrued as a Current Liability reflected in the calculation of the NWC as of the Closing pursuant to Section 2.11).  The Purchaser shall, and the Company shall (and shall cause the Company Subsidiaries to), to the extent permissible under applicable law: (i) use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the HSR Act in connection with the Transactions and otherwise coordinate their efforts in connection with any such filing; (ii) promptly inform the other party of any material written or oral communication with any Governmental Entity regarding any such filing or additional request (which shall include copies of any such written communications); and (iii) otherwise reasonably consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party or its representatives relating to proceedings under the HSR Act.

(c)           FCC and State PUCs.

(i)          The Purchaser and the Company shall promptly commence preparing the necessary applications, notifications and related filings for obtaining the FCC Approval and State PUC Approvals, and such applications, notifications, and related filings shall be filed with the applicable authorities as soon as reasonably practicable thereafter but in no event later than fifteen (15) business days after the date of this Agreement.  The Purchaser and the Company shall provide each other with all information necessary for the preparation of such applications, notifications and filings on a reasonably timely basis, including those portions of such applications, notifications and filings which are required to be completed by the other party.

(ii)         Subject to the terms and conditions of this Agreement, the Purchaser and the Company shall use their respective commercially reasonable efforts to prosecute the applications for the FCC Approval and the State PUC Approvals in good faith and with due diligence before the FCC and the State PUCs and, in connection therewith, take such actions as may be necessary or reasonably required in connection with such applications, including furnishing to the FCC and the State PUCs any documents, materials, or other information requested by the FCC and the State PUCs in order to obtain the FCC Approval and the State PUC Approvals as expeditiously as reasonably practicable.  In addition, to the extent reasonably practicable, the Purchaser and the Company shall each use their respective commercially reasonable efforts to: (A) promptly notify each other of any material communication received from the FCC, any State PUC or any other Person with respect to the FCC Approval or any of the State PUC Approvals, as applicable; (B) permit a representative of the other party reasonably acceptable to the first party to attend and participate in substantive meetings (telephonic or otherwise) with the FCC or any State PUC; and (C) permit the other party to review in advance, as reasonable, any proposed written communication to the FCC or any State PUC. Neither the Company nor the Purchaser shall, without the written consent of the other party (such consent to not be unreasonably withheld, conditioned or delayed), knowingly take, or fail to take, any action if the intent of such action or failure to act is to cause or materially increase the probability of the FCC or any State PUC not to grant the FCC Approval or any State PUC Approval or materially delay or impose material conditions on any such approval. If there are any petitions for reconsideration, appeals or similar filings made seeking to overturn the grant of the FCC Approval or any State PUC Approval, or if the FCC or a State PUC seeks to reconsider such grant on its own motion, then the Purchaser and the Company shall each use their respective commercially reasonable efforts to defend the applicable grants against such actions.  The Purchaser and the Company shall each be responsible for payment of its own attorneys’ fees and related costs and expenses associated with obtaining the FCC Approval and the State PUC Approvals (it being agreed and acknowledged that any such fees, costs and expenses of the Company that are not included in the Company Transaction Expenses paid at Closing pursuant to Section 2.6(d) shall either, as determined by the Company in its sole discretion, be paid out of Company funds prior to the Closing or accrued as a Current Liability reflected in the calculation of the NWC as of the Closing pursuant to Section 2.11).

5.6          Disclosures Concerning Agreement and the Transactions.  As soon as reasonably practicable after the date of this Agreement, the Purchaser and the Company shall mutually agree upon a joint initial press release concerning this Agreement, the other Transaction Documents and the Transactions, which shall be disseminated at such time and in such manner as is agreed upon in writing by the Purchaser and the Company (not to be unreasonably withheld, conditioned or delayed).  After such initial press release is disseminated, the Company and Purchaser will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Transactions and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement (which shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law or by obligations pursuant to any agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements; provided, that each of Purchaser and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made jointly by Purchaser and the Company (or individually, if approved by the other party).

5.7          Exclusivity.  During the Pre-Closing Period, the Company shall, and shall cause the Company Subsidiaries and its and their respective directors, officers, partners, members, managers, trustees, employees, agents and advisors (collectively, the “Company Representatives”) to, deal exclusively with the Purchaser and its designated representatives regarding any and all acquisitions of, or investments in, the Company, any of the Company Subsidiaries or the Business, whether by way of merger, consolidation or other business combination with any other Person, purchase or exchange of capital stock or other equity interests, purchase of assets or otherwise (an “Alternative Transaction”) and, without the prior consent of the Purchaser, the Company shall not, and shall cause the Company Subsidiaries and the Company Representatives not to: (a) solicit, initiate or otherwise engage in any negotiations, discussions or other communications with any other Person relating to any Alternative Transaction; (b) provide information or documentation to any other Person with respect to the Company, any of the Company Subsidiaries or any of their respective assets in respect of any Alternative Transaction; or (c) enter into any Contract, letter of intent, memorandum of terms or understanding with any other Person in respect of any Alternative Transaction.  The Company shall, and shall cause the Company Subsidiaries and the Company Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any Alternative Transaction or would reasonably be expected to lead to an Alternative Transaction.  The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to an Alternative Transaction with or for the benefit of the Company to promptly return or destroy all information, documents, and materials relating to the Alternative Transaction or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of the Company Representatives to such Person or any of the Company Representatives in accordance with the terms of any confidentiality agreement with such Person.

5.8          Notification.  During the Pre-Closing Period, the Purchaser and the Company shall each give written notice to the other promptly (and in any event within five (5) Business Days) after acquiring actual knowledge of the occurrence of any omission, event or action that: (a) has caused, or is reasonably likely to cause the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (b) is reasonably likely to cause any of its respective representations and warranties set forth in this Agreement not to be true and correct in all material respects as of the Closing (disregarding for this purpose any materiality, Company Material Adverse Effect or Purchaser Adverse Effect qualifications contained therein) and is not reasonably likely to be capable of cure prior to the Closing; (c) has caused, or is reasonably likely to cause any condition to the other party’s obligation to consummate the Closing not to be satisfied; or (d) would otherwise be reasonably expected to delay materially or prevent the consummation of the Closing.

5.9          D&O Indemnification and Insurance.

(a)           Except as required by applicable Law, the Purchaser agrees to honor and fulfill in all material respects the Company’s obligations to provide indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, limited liability company managers, officers or employees of the Company or any of the Company Subsidiaries, as provided in their respective Organizational Documents or in indemnification agreements (correct and complete copies of which were made available by the Company to the Purchaser in the Virtual Data Room prior to the date of this Agreement), in each case in effect as of the Closing, (i) in accordance with their respective terms, with respect to any indemnification agreements, or (ii) for a period of not less than six (6) years after the Closing Date, with respect to the Organizational Documents.

(b)           The Purchaser, on the one hand, and the Company Stockholders, on the other hand, shall each be responsible for paying for one-half (1/2) of the cost of a non-cancelable run-off insurance policy, for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, limited liability company managers or officers of the Company or any of the Company Subsidiaries on or prior to the Closing Date, which the Company shall procure and put into effect on or prior to the Closing Date (it being agreed and acknowledged that the Company Stockholders’ portion of such cost shall either, as determined by the Company in its sole discretion, be paid out of Company funds prior to the Closing or accrued as a Current Liability reflected in the calculation of the NWC as of the Closing pursuant to Section 2.11).

5.10        Employee Benefits.

(a)   Following the Closing, the Purchaser shall cause the Company and each Company Subsidiary to honor all rights to paid time off, including vacation, personal and sick days, accrued by employees of the Company and each Company Subsidiary under any Company Benefit Plan.  Until December 31, 2011, the Purchaser shall cause the Company and each Company Subsidiary to provide to all individuals (i) currently employed by the Company or any Company Subsidiary as of the date hereof or (ii) hired by the Company or any Company Subsidiary between the date hereof and the Closing, but excluding individuals who cease to be employed by the Company or any Company

Subsidiary prior to the Closing, in each case, who continue to be employed after the Closing (“Business Employees”), compensation and benefits (other than equity-based compensation agreements), that are, in the aggregate, no less favorable than the compensation and benefits provided to the Business Employees as of the date of this Agreement.

(b)   With respect to any employee benefit plan, policy, program or arrangement in which any Business Employee first becomes eligible to participate, on or after the Closing, and in which such Business Employee did not participate prior to the Closing, the Purchaser shall (and shall cause the Company and each Company Subsidiary to): (i) waive all pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions applicable to such Business Employee under any such new plans in which such Business Employee may be eligible to participate after the Closing, except to the extent such pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions would apply under the analogous Company Benefit Plan; (ii) provide each such Business Employee with credit for any co-payments and deductibles paid by such Business Employee prior to the Closing (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements under any such new plan in which such Business Employee may be eligible to participate after the Closing; and (iii) recognize all service of such Business Employee with the Company for purposes of eligibility to participate and vesting in any such new plan in which such Business Employee may be eligible to participate after the Closing.

(c)   Notwithstanding anything to the contrary in this Section 5.10, in no event shall any provision of this Agreement, express or implied, be interpreted to: (i) prohibit any changes by Purchaser to any employee benefit plan, policy, program or arrangement; or (ii) require the Purchaser to cause the Company or any Company Subsidiary to continue any particular Company Benefit Plan or prevent or restrict the amendment or termination thereof.  This Section 5.10 is not intended to, and shall not be interpreted to, create any right of employment, continued employment for any period, terms of employment or continued receipt of any specific employee benefit, of any nature whatsoever, for any employee of the Company or any of the Company Subsidiaries or any representative of any such employee, and constitutes an agreement solely between the Purchaser and the Company, which shall not be enforceable by any such employee or representative, or constitute an agreement under which any such employee or representative otherwise has any rights or remedies.

(d)   Prior to December 31, 2010, the Company shall take all actions, including amendments, with respect to each Employee Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which the Company is a party to, so that it is in documentary compliance  with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code.

(e)   No payments or benefits payable in connection with the Closing shall constitute parachute payments within the meaning of Code Section 280G or, if parachute payments are otherwise payable, Company shall take the necessary actions to ensure that such payments qualify for an exemption under Section 280G and specifically Treasury Regulation section 1.280G-1 Q&A 5 (“Exemptions”), and if the stockholder approval exemption is used, the Company shall provide the Purchaser with draft disclosure and waiver documents for its review and comment prior to delivery to Company’s stockholders.  Prior to the Closing, the Company shall provide Buyer with notice that no parachute payments are payable or, if applicable, evidence that one of the Exemptions is satisfied.

5.11        Maintenance of Books and Records.  For a period of at least seven (7) years after the Closing Date: (a) the Purchaser shall cause the Company and the Company Subsidiaries to maintain their respective books and records in existence as of the Closing Date; and (b) upon reasonable written notice, the Purchaser shall cause the Company and the Company Subsidiaries to provide to any Company

Stockholder and its representatives, employees, counsel and accountants access, during normal business hours and upon reasonable advance notice, such books and records relating to periods prior to the Closing Date, and shall permit such Persons to examine and copy, at the sole cost and expense of the party providing access, such books and records to the extent reasonably requested by any such Persons as is reasonably necessary for financial reporting, accounting and Tax matters, the preparation and filing of any returns, reports or forms or the defense of any claim or assessment; provided, however, that the Purchaser shall not be required to cause the Company or any Company Subsidiary to furnish such books and records pursuant to this Section 5.11 to the extent such books and records contain attorney-client work product or the disclosure of such documents or materials would violate any attorney-client privilege, confidentiality agreement or Law.  The parties agree to cooperate so that such access does not unreasonably disrupt the normal operations of the Company and the Company Subsidiaries.

5.12        Stockholder Approval.  The Company shall, promptly after the execution of this Agreement, obtain the approval and adoption of this Agreement, the Merger, and the other Transactions by the required vote of the Company’s stockholders under the DGCL and the Company’s Organizational Documents pursuant to the Company Stockholder Consent and on the Business Day following such consent provide written notice of such action to each of the Company Stockholders that does not execute the Company Stockholder Consent in accordance with the DGCL and the Stockholder Agreement.

5.13        Tax Matters.

(a)           Indemnification for Taxes.  Except to the extent reflected in the Final NWC, the Company Stockholders shall be liable for and indemnify and hold harmless (severally and not jointly, as provided in Section 8.2(a)) the Purchaser Indemnified Parties, without duplication, for: (i) any Taxes imposed on or with respect to the Company or any of the Company Subsidiaries for any Pre-Closing Taxable Period, (ii) any Taxes arising out of a breach of any representation or warranty set forth in Section 3.8, and (iii) any Taxes of any Person for any Pre-Closing Taxable Period imposed on the Company or any of the Company Subsidiaries (A) pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, or (B) as a transferee or successor, by contract or otherwise (collectively, together with any other amounts for which the Company Stockholders are liable under this Section 5.13, including Section 5.13(e), the “Indemnified Taxes”).

(b)           Tax Returns.  The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed: (i) all Tax Returns of the Company and the Company Subsidiaries for all periods ending on or prior to the Closing Date that have not yet been filed and are required to be filed after the Closing Date, and (ii) all Tax Returns of the Company and the Company Subsidiaries for taxable years or periods ending after the Closing Date.  Such Tax Returns, to the extent relating to any Pre-Closing Taxable Period (including any Straddle Period), shall be prepared consistently with past practice to the extent permitted by applicable law and the Purchaser shall permit the Stockholder Representative to review and comment on each such Tax Return not less than ten (10) days prior to filing.  The Stockholder Representative shall notify the Purchaser of any reasonable objections that it has with respect to any items set forth in such Tax Return, and the Stockholder Representative and the Purchaser agree to consult and attempt to resolve in good faith any such objection.  To the extent that the Purchaser and the Stockholder Representative are unable to reach an agreement regarding the revisions to be made to such Tax Returns, the dispute shall be submitted to the Independent Accountants for resolution, with the costs of the Independent Accountants borne equally by the Purchaser and the Company Stockholders.  The Company Stockholders shall be liable for any Taxes due in respect of such Tax Returns solely to the extent provided in Section 5.13(a) (i.e., to the extent not reflected in the Final NWC).

(c)           Tax Contests.        Whenever any Tax Authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which the Company Stockholders are or may be liable under this Section 5.13, the Purchaser shall, if informed of such an assertion, promptly inform the Stockholder Representative, and the Stockholder Representative shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which the Company Stockholders may be liable under this Agreement; provided, however, that if such settlement would reasonably be expected to adversely affect the liability of the Purchaser, the Company or any of the Company Subsidiaries for Taxes for any taxable period (or portion thereof) beginning after the Closing Date, such settlement shall not be agreed to without the consent of the Purchaser, which consent will not be unreasonably withheld or delayed, provided, further, that, since the Company Stockholders’ potential liability under this Section 5.13 is limited to the Escrow Account under Sections 8.3(b) and (c), the Stockholder Representative shall not have any such rights following the final distribution and termination of the Escrow Account.  Notwithstanding the foregoing, whenever any Tax Authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes relating to a Straddle Period, the Purchaser shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings would reasonably be expected to affect the amount of Taxes for which the Company Stockholders are liable under this Section 5.13, in which case such settlement shall not be agreed to by the Purchaser without the consent of the Stockholder Representative, which consent will not be unreasonably withheld or delayed.  For the avoidance of doubt, in the event of any conflict between this Section 5.13(c) and Section 8.5, the procedures set forth in this Section 5.13(c) shall control.

(d)           Tax Sharing Agreements.  Any Tax allocation or sharing agreement to which the Company or any of the Company Subsidiaries is a party shall be terminated on or before the Closing Date.  After the Closing Date, no party shall have any rights or obligations under any such Tax allocation or sharing agreement.

(e)           Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne one-half (1/2) by the Purchaser and one-half (1/2) by the Company Stockholders when due, and the Purchaser will file or cause to be filed all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. The expenses of such filing shall be borne one-half (1/2) by the Purchaser and one-half (1/2) by the Company Stockholders.

(f)            Survival.  The covenants contained in this Section 5.13 shall survive the Closing and shall continue in full force and effect until thirty (30) days after the expiration of the applicable statute of limitations.

(g)           Company Stockholders’ Obligations Subject to Indemnity Cap.  For the avoidance of doubt, the parties agree and acknowledge that the Company Stockholders’ respective obligations under this Section 5.13 are subject to the Overall Company Stockholder Indemnity Cap, the Individual Company Stockholder Indemnity and, except as otherwise provided herein, the other provisions of Article VIII.

5.14        Assistance with Financing.

(a)           The Company acknowledges that the Purchaser may seek to obtain financing from time to time after the date of this Agreement, although the parties agree and acknowledge that the Purchaser’s receipt of any such financing shall not be a condition to the Purchaser’s obligation to consummate the Transactions.  In furtherance of such efforts, the Purchaser will need to provide third parties, including lenders from whom the Purchaser intends to obtain such financing (the “Financing

Parties”) certain information (including financial statements and information) about the Company and the Company Subsidiaries (the “Company Information”). Upon the reasonable request of the Purchaser, the Company shall provide the Company Information to the Purchaser or a Financing Party upon the execution by such Financing Party of a confidentiality agreement, of scope and content reasonably acceptable to the Company.  In addition, the Company shall provide reasonable cooperation, and shall cause its independent accountants to cooperate, as reasonably requested by the Purchaser, in connection with the arrangement of, and the negotiation of agreements with respect to, any such financing.

(b)           During the Pre-Closing Period, the Company shall use commercially reasonable efforts, at the Purchaser’s sole expense, to provide, and shall cause its independent accountants to provide, the Purchaser with such information as the Purchaser may reasonably request (including Company Information and management representation letters required for any audit) in connection with: (i) the completion of any private offering memorandums or other disclosure documents, (ii) the Purchaser’s efforts to cause the Company’s financial statements to be audited and to comply with Regulation S-X, and (iii) the Purchaser’s preparation of pro forma financial information for purposes of its reports, or other filings (including any registration statement, any amendment thereto, or any prospectus or prospectus supplement in connection therewith) in accordance with Securities Act or the Exchange Act; provided, however, that the Purchaser agrees and acknowledges that completion of such audit, compliance with Regulation S-X or preparation of such pro forma financial information shall not be a condition to its obligation to consummate the Closing

(c)           During the Pre-Closing Period, in the event the SEC has comments or questions on any of the Company’s financial information, the Company shall use commercially reasonable efforts to reasonably assist and cooperate, and shall cause its independent accountants to assist and cooperate, with the Purchaser, the Purchaser’s independent accountants and the SEC to resolve any such issues and questions regarding the Company Information and take such commercially reasonably actions with respect to such financial statements or information as are necessary for the Purchaser to satisfy its obligations under Regulation S-X.

(d)           During the Pre-Closing Period, the Company shall use commercially reasonable efforts to reasonably cooperate with the Purchaser’s reasonable requests in connection with the Purchaser’s compliance with applicable Laws with respect to the transactions hereunder, including: (i) providing access to its management upon reasonable prior notice during normal business hours to assist with SEC reporting obligations of the transactions hereunder, including the preparation by the Purchaser of pro forma financial statements and addressing purchase accounting issues; and (ii) allowing access to the Company’s independent accountants (including to the extent required by such accountants, consent to the release of their work papers to the Purchaser or the Purchaser’s independent accountants), and discussing with the Company’s independent accountants appropriate consents to fulfill the Purchaser’s reporting requirements, including financial statements and the notes thereto.

(e)           The parties agree and acknowledge that all actions taken by the Company shall be at the sole cost and expense of the Purchaser and the Purchaser shall, promptly upon written request by the Company, reimburse the Company for all costs reasonably incurred by the Company in connection with the actions taken by the Company pursuant to the terms of this Section 5.14.

5.15        Purchaser SEC Filings.  The Company shall, during the one (1) year period following the Effective Time, make and keep available adequate current public information, as those terms are understood and defined in Rule 144 promulgated by the SEC under the Securities Act.

ARTICLE VI:
CONDITIONS TO CLOSING

6.1          Conditions to Obligation of the Company.  The obligation of the Company to consummate the Closing shall be subject to the satisfaction (or waiver in writing by the Company to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a)          each of the representations and warranties of the Purchaser and Merger Sub contained in this Agreement that: (i) by their terms are not qualified by materiality, shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; and (ii) by their terms are qualified by materiality, shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date;

(b)          each of the covenants and agreements contained in this Agreement to be performed by the Purchaser or Merger Sub at or before the Closing shall have been performed in all material respects by the Purchaser or Merger Sub, as applicable, at or before the Closing;

(c)          all applicable waiting periods (or extensions thereof) under the HSR Act shall have expired or been terminated with respect to the Transactions;

(d)          no Law or Order shall have been enacted, issued, promulgated, enforced or entered by any Governmental Entity or Judicial Authority that prohibits or enjoins the consummation of the Transactions;

(e)          since December 31, 2009, there shall not have occurred any Purchaser Material Adverse Effect;

(f)           the Required Consents shall have been obtained;

(g)          the Purchaser shall have made or caused to have been made each of the payments of Estimated Merger Consideration; and

(h)          any items required to have been delivered by the Purchaser at the Closing pursuant to Section 2.7(b) shall have been so delivered.

6.2          Conditions to Obligations of the Purchaser and Merger Sub.  The obligations of the Purchaser and Merger Sub to consummate the Closing shall be subject to the satisfaction (or waiver in writing by the Purchaser), at or prior to the Closing, of each of the following conditions:

(a)          each of the representations and warranties of the Company contained in this Agreement that: (i) by their terms are not qualified by materiality, shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; and (ii) by their terms are qualified by materiality, shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such untruth or incorrectness would not, individually or in the aggregate, result in a Company Material Adverse Effect;

(b)          each of the covenants and agreements contained in this Agreement to be performed by the Company at or before the Closing shall have been performed in all material respects by the Company at or before the Closing;

(c)          all applicable waiting periods (or extensions thereof) under the HSR Act shall have expired or been terminated with respect to the Transactions;

(d)          no Law or Order shall have been enacted, issued, promulgated, enforced or entered by any Governmental Entity or Judicial Authority that prohibits or enjoins the consummation of the Transactions;

(e)          since December 31, 2009, there shall not have occurred any Company Material Adverse Effect;

(f)           the Required Consents shall have been obtained;

(g)          the Company shall have delivered to the Purchaser satisfactory payoff letters evidencing that the Company Indebtedness shall have been, or will be, repaid in full and evidencing that all Liens (other than Permitted Liens) on the Company, the Company Subsidiaries, and any of their respective assets, shares of capital stock or limited liability company interests (as applicable) have been, or will be, released and discharged as of the Closing Date as contemplated by Section 2.6;

(h)          holders of no greater than seven and one-half percent (7.5%) of the issued and outstanding Company Shares as of the Effective Time shall have demanded appraisal for such shares in accordance with the DGCL (excluding such holders who have failed to perfect, withdrawn or otherwise lost such right to appraisal) prior to the Closing;

(i)           Company Stockholders collectively holding at least forty-five percent (45%) of the Company Shares shall have made an effective Stock Election pursuant to Section 2.9; and

(j)           the conditions set forth on Schedule 6.2(j); and

(k)          any items required to have been delivered by the Company at the Closing pursuant to Section 2.7(a) shall have been so delivered.

ARTICLE VII:
TERMINATION

7.1          Termination.  This Agreement may be terminated:

(a)          at any time prior to the Closing, upon the written agreement of the Company and the Purchaser;

(b)          by either the Company or the Purchaser if the Closing shall not have occurred on or before September 30, 2011 (or such other date to which the Company or the Purchaser may agree upon in writing) (the “End Date”) because one or more conditions to respective obligations of the Company or the Purchaser and Merger Sub to consummate the Closing set forth in Section 6.1 or 6.2, as applicable, has not been satisfied; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to either party if the failure by such party to fulfill any of its obligations under this Agreement caused, or resulted in, the failure of the Closing Date to occur on or before such date;

(c)          by either the Company or the Purchaser if any Order preventing the consummation of the Closing shall have been entered by any court of competent jurisdiction and shall have become a Final Order; provided, however, that neither party may terminate this Agreement pursuant to this Section 7.1(c) unless such party has used commercially reasonable efforts to prevent the entry of and to procure the removal, reversal, dissolution, setting aside or invalidation of such Order;

(d)          by the Purchaser, either: (i) after the occurrence of a non-curable breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement that shall have rendered impossible the satisfaction of the conditions to Closing in Sections 6.2(a) or 6.2(b); or (ii) thirty (30) days after receipt by the Company of notice from the Purchaser of the occurrence of a curable material breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement if the same has not been cured in its entirety within such time period (or if the End Date is less than thirty (30) days from such notice, if not cured by the End Date), in either case such that the conditions to the obligation of the Purchaser and Merger Sub to consummate the Closing set forth in Sections 6.2(a) and (b), respectively, would not be satisfied; provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the Purchaser is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(e)          by the Company, either: (i) after the occurrence of a non-curable breach of any representation, warranty, covenant or agreement of the Purchaser or Merger Sub set forth in this Agreement that shall have rendered impossible the satisfaction of the conditions to Closing in Sections 6.1(a) or 6.1(b); or (ii) thirty (30) days after receipt by the Purchaser of notice from the Company of the occurrence of a curable material breach of any representation, warranty, covenant or agreement of the Purchaser or Merger Sub set forth in this Agreement if the same has not been cured in its entirety within such time period (or if the End Date is less than thirty (30) days from such notice, if not cured by the End Date), in either case such that the conditions to the Company’s obligation to consummate the Closing set forth in Sections 6.1(a) and (b), respectively, would not be satisfied; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if it is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(f)           by either the Company or the Purchaser, if any condition to its obligation to consummate the Closing set forth in Section 6.1 or 6.2, respectively, shall have become incapable of satisfaction (other than as provided in Sections 7.1(c), (d) or (e)); provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to either party if any failure by such party to fulfill any of its obligations under this Agreement caused such Closing condition to have become incapable of satisfaction; or

(g)          by the Purchaser, if the Company shall not have obtained the Company Stockholder Consent and provided the Purchaser with written evidence thereof in the form of a certificate executed by the Secretary of the Company within twelve (12) hours after the execution of this Agreement.

Any termination made in accordance with Section 7.1(b), (c), (d), (e), or (f) shall be effective upon delivery of a notice of termination by the terminating party to the Purchaser or the Company (as applicable), which notice shall refer to the subsection of this Section 7.1 pursuant to which such termination is being made.

7.2          Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1, all obligations of the parties hereunder shall terminate without any Liability of either party to the other party, except that any such termination of this Agreement shall not relieve: (a) any party of its liability to the other parties with respect to any fraud by such party or material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement or the other Transaction Documents, in each case occurring prior to such termination; (b) the Purchaser of its obligations under the Confidentiality Agreement; or (c) the parties obligations under Section 5.6 and Article IX.

ARTICLE VIII:
INDEMNIFICATION

8.1          Survival of Indemnification Obligations.

(a)           Each of the respective representations and warranties of the Purchaser, Merger Sub and the Company contained in this Agreement, and the respective rights of the Purchaser and the Company Stockholders to indemnification hereunder relating thereto, shall survive the Closing until the 18-month anniversary of the Closing Date, except that: (i) the Company’s representations and warranties set forth in Section 3.1 (Existence; Good Standing; Authority; Enforceability), Section 3.2 (Capitalization; Subsidiaries) and Section 3.19 (Brokers) (collectively, the “Company Fundamental Representations”) shall survive indefinitely; (ii) each Company Stockholder’s representations and warranties set forth in its Transmittal Letter (collectively, the “Individual Company Stockholder Fundamental Representations”) shall survive indefinitely; (iii) the Purchaser’s representations and warranties set forth in Section 4.1 (Existence; Good Standing; Authority; Enforceability) shall survive indefinitely; and (iv) the Company’s representations and warranties set forth in Section 3.8 (Taxes), Section 3.9 (Employee Benefit Plans) and Section 3.13 (Environmental Matters) shall each survive until thirty (30) days after the expiration of the statute of limitations applicable to the matters underlying such representation and warranty.  The respective rights of the Purchaser and the Company Stockholders to indemnification hereunder with respect to breach of any of the covenants or agreements of the other party set forth in this Agreement shall survive until the expiration of the applicable statute of limitations.

(b)           If an Indemnity Claim Notice has been provided by an Indemnified Party to an Indemnifying Party concerning the breach of a representation, warranty, covenant or agreement set forth in this Agreement prior to the end of the survival period that would otherwise apply to such representation, warranty, covenant or agreement, the end of the survival period of such representation, warranty, covenant or agreement solely with respect to the claim underlying such Indemnity Claim Notice shall be extended until such later date as such claim has been fully and finally resolved in accordance with this Article VIII.

8.2          Indemnification Obligations.

(a)           Subject to the other provisions of this Article VIII, from and after the Closing, each Company Stockholder shall, severally and not jointly, indemnify and hold harmless the Purchaser and each of its Affiliates (which, following the Closing, shall include the Company and the Company Subsidiaries) and its and their respective directors, officers, employees, stockholders, partners, members, managers, agents and representatives (each, a “Purchaser Indemnified Party”) for its respective Pro Rata Share of any Losses resulting from or arising out of any:

(i)            breach of any of the representations and warranties of the Company set forth in this Agreement;

(ii)           breach of any covenant or agreement of the Company set forth in this Agreement;

(iii)          Indemnified Taxes;

(iv)          any indemnification or other obligations of Conversent or any of its Affiliates under the FiberNet Sale Documents or otherwise relating to or arising out of FiberNet and its Subsidiaries, including the “Excluded Liabilities” as defined in the FiberNet Sale Documents;

(v)           any indemnification or other obligations of CCI or any of its Affiliates under the Fibertech Sale Documents that are not satisfied out of the Fibertech Sale Proceeds; or

(vi)          the Company Indebtedness, the Company Transaction Expenses, the Warrant Exercise Payments, the Option Exercise Payments, the Sale Bonus Payments and the Company Stockholders’ Company Severance Obligations, each to the extent not reflected in the calculation of Merger Consideration.

(b)           From and after the Closing, each Company Stockholder shall, severally and not jointly, indemnify each of the Purchaser Indemnified Parties for any Losses actually incurred by such Purchaser Indemnified Party as a result of any breach of any of the representations and warranties of such Company Stockholder set forth in such Company Stockholder’s Transmittal Letter. Notwithstanding anything contrary in this Agreement, the indemnification provided for in this Section 8.2(b) shall not be subject to any of the limitations set forth in Section 8.3.

(c)           Subject to the other provisions of this Article VIII, from and after the Closing, the Purchaser shall indemnify each of the Company Stockholders and their respective directors, officers, employees, stockholders, partners, members, managers, agents and representatives (each, a “Company Stockholder Indemnified Party”) for any Losses actually incurred by such Company Stockholder Indemnified Party as a result of any:

(i)            breach of any of the representations and warranties of the Purchaser or Merger Sub set forth in this Agreement; or

(ii)           breach of any of the covenants or agreements of the Purchaser or Merger Sub set forth in this Agreement.

8.3          Limitations on Indemnification Amounts.  Notwithstanding anything to the contrary in this Article VIII:

(a)           in no event shall the Company Stockholders be required to provide indemnification pursuant to Section 8.2(a)(i) (other than indemnification for breaches of the Company Fundamental Representations, to which the Indemnity Threshold Amount shall not apply) unless and until the Purchaser Indemnified Parties shall have incurred aggregate Losses of at least $3,700,000 (the “Indemnity Threshold Amount”), after which point the Company Stockholders shall be required to provide indemnification with respect to all indemnifiable Losses, including the Indemnity Threshold Amount;

(b)           in no event shall the Company Stockholders collectively be required to provide indemnification under this Article VIII for aggregate indemnifiable Losses under this Article VIII in excess of the amount of the Escrowed Merger Consideration (the “Overall Company Stockholder Indemnity Cap”); and

(c)                                  in no event shall any Company Stockholder be required to provide indemnification under this Article VIII for any amount exceeding such Company Stockholder’s Pro Rata Share of the Escrowed Merger Consideration (the “Individual Company Stockholder Indemnity Cap”).

Notwithstanding anything to the contrary in this Agreement or otherwise, the parties agree and acknowledge that the contents of the Escrow Account shall be the sole and exclusive remedy and source of satisfaction of any amount(s) determined pursuant to this Article VIII to be due to any Purchaser Indemnified Party under this Article VIII.

8.4                              Indemnification Claim Procedure.

(a)                                  Promptly after becoming aware of the existence of any potential matter that a Purchaser Indemnified Party or Company Stockholder Indemnified Party, as applicable (the “Indemnified Party”), acting in good faith, reasonably believes will entitle the Indemnified Party to indemnification from the Company Stockholders or the Purchaser, respectively (the “Indemnifying Party”), under this Article VIII, the Indemnified Party shall promptly provide to Indemnifying Party notice describing the  the matter in reasonable detail, including the nature of the claim, the basis for the indemnification obligation and the Losses resulting therefrom (an “Indemnity Claim Notice”); provided, however, that the Stockholder Representative shall be deemed to be the Company Stockholder Indemnified Parties (whether they are the Indemnified Party or the Indemnifying Party) for purposes of sending and receiving Indemnity Claim Notices and Indemnity Claim Responses and otherwise taking actions pursuant to this Section 8.4 and Section 8.5.  To the extent that any such matter relates to a Claim or Proceeding by any Person other than: (i) a party to this Agreement; (ii) a Purchaser Indemnified Party; or (iii) a Company Stockholder Indemnified Party (a “Third Party”), such Claim or Proceeding is referred to herein as a “Third Party Claim”, which is governed by Section 8.5.  No delay on the part of the Indemnified Party in giving the Indemnifying Party an Indemnity Claim Notice shall limit or reduce the Indemnified Party’s right to indemnification hereunder, nor relieve the Indemnifying Party from any of its obligations under this Article VIII, unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

(b)                                 For claims for indemnification under this Article VIII other than those relating to Third Party Claims, the Indemnifying Party shall have twenty (20) Business Days after its receipt of the Indemnity Claim Notice to respond to the claim(s) described therein (an “Indemnity Claim Response”), which shall set forth, in reasonable detail, the Indemnifying Party’s objection(s) to the claim(s) and its bases for such objection(s).  If the Indemnifying Party fails to provide an Indemnity Claim Response with such time period, the Indemnifying Party will be deemed to have conceded the claim(s) set forth in the Indemnity Claim Notice.  If the Indemnifying Party provides an Indemnity Claim Response within such time period, the Indemnified Party and the Indemnifying Party shall negotiate the resolution of the claim(s) for a period of not fewer than twenty (20) Business Days after the Indemnity Claim Response is provided.  If the Indemnifying Party and the Indemnified Party are unable to resolve any such claim(s) within such time period, the Indemnified Party shall be entitled to pursue any legal remedies available to the Indemnified Party against the Indemnifying Party with respect solely to the unresolved claim(s), subject to Indemnity Threshold Amount, the Overall Company Stockholder Indemnity Cap, the Individual Company Stockholder Indemnity Cap and the other provisions of this Article VIII, as applicable.

8.5                              Third Party Claims.

(a)                                  The Indemnifying Party shall have the right to assume and pursue the defense of any Third Party Claim involving solely monetary damages (and does not, and would not reasonably be expected to, result in criminal liability of, or equitable remedies against, the Indemnified Party), at its sole cost and expense and with counsel reasonably satisfactory to the Indemnified Party, upon notification thereof to the Indemnified Party within ten (10) Business Days after the Indemnity Claim Notice has been delivered to the Indemnifying Party; provided, however, that if the Indemnifying Party’s assumption of the defense of any Third Party Claim would (as described in a written opinion of counsel to the Indemnified Party or the Indemnifying Party) result in a conflict of interest arising out of the joint representation by counsel selected by the Indemnifying Party of the interests of both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be entitled to engage separate counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party (at the Indemnifying Party’s sole cost and expense) and, if the Indemnifying Party fails to do so during the ten (10) Business Day period referred to above, the Indemnifying Party shall not be entitled to assume the Indemnified Party’s defense of such Third Party Claim.  It is agreed and understood that the Indemnifying Party’s election to assume the defense of any Third Party Claim shall not constitute an admission that any Losses resulting therefrom are indemnifiable Losses under this Article VIII or in any way prejudice or limit the Indemnifying Party’s ability to dispute any determination of whether or not any such Losses are indemnifiable Losses under this Article VIII.  If: (i) the Indemnified Party does not receive notification from the Indemnifying Party of its assumption of the defense of a Third Party Claim within the ten (10) Business Day time period referred to above; (ii) the Indemnifying Party is not entitled to assume the defense of a Third Party Claim as described above in this Section 8.5; or (iii) at any time after the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party fails to perform or unreasonably delays in performing its obligations to assume or pursue the defense of such Thirty Party Claim, the Indemnified Party shall fully assume, commence and pursue its defense of such Third Party Claim on a timely and prudent basis and thereafter promptly inform the Indemnifying Party of all material developments related thereto and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel for the Indemnified Party as incurred.

(b)                                 If the Indemnifying Party assumes the defense of a Third Party Claim, it shall thereafter promptly inform the Indemnified Party of all material developments related thereto.  With respect to any Third Party Claim for which the Indemnifying Party has assumed the defense, the Indemnified Party shall have the right, but not the obligation, to participate, at its own cost and expense, in the defense of such Third Party Claim through legal counsel reasonably selected by it, but shall not assert or pursue, directly or through its counsel, any contrary or inconsistent defenses without the prior written consent of the Indemnifying Party.  As long as the Indemnifying Party is performing its obligations under this Section 8.5, the Indemnified Party shall, and shall cause its Affiliates to, during normal business hours, upon reasonable notice, at the cost and expense of the Indemnifying Party, cooperate in all reasonable ways with, make its and their relevant files and records reasonably available for inspection and copying by, make its and their employees reasonably available to, and otherwise render reasonable assistance to, the Indemnifying Party.

(c)                                  If the Indemnifying Party (having assumed the defense of a Third Party Claim) or the Indemnified Party (having proceeded with its own defense of a Third Party Claim in accordance with this Section 8.5) proposes to settle or compromise such Thirty Party Claim, the Indemnifying Party or the Indemnified Party (as applicable) shall provide notice to that effect (together with a statement in reasonable detail of the terms and conditions of such settlement or compromise) to the Indemnified Party or the Indemnifying Party (as applicable), which shall be provided a reasonable time prior to the proposed time for effecting such settlement or compromise, and may not effect any such settlement or compromise without the prior consent of the Indemnified Party or the Indemnifying Party (as applicable); provided, however, that the Indemnifying Party shall be entitled to settle or compromise any Third Party Claim after having provided such notice to the Indemnified Party but without the consent of the Indemnified Party if: (i) such settlement or compromise does not include any admission of liability by the Indemnified Party or its Affiliates; (ii) such settlement or compromise provides for the full and unconditional release of the Indemnified Party and its Affiliates from any and all Liability in respect of such Third Party Claim; (iii)

any monetary obligations of the Indemnified Party or its Affiliates to the applicable Third Party with respect to such settlement or compromise are paid in full by the Indemnifying Party; and (iv) such settlement or compromise does not include any equitable remedies restricting future actions by the Indemnified Party or its Affiliates.

8.6                              Payment of Amounts Due for Indemnification.

(a)                                  Within five (5) Business Days after it is determined pursuant to this Article VIII that any amount is due to any Purchaser Indemnified Party, a portion of the Escrowed Merger Consideration that is the lesser of: (i) such amount; or (ii) the amount of the Escrowed Merger Consideration then remaining in the Escrow Account, shall be released from the Escrow Account to the Purchaser, consisting of: (A) payment of Escrowed Funds by wire transfer of immediately available funds to the Purchaser’s account, and (B) transfer of Escrowed Shares (valued at the Purchaser Stock Price), rounded to the nearest number of whole Escrowed Shares, by delivery to the Purchaser of a stock certificate evidencing such Escrowed Shares, accompanied by a stock power executed in blank (such release shall be effected ratably among Escrowed Funds and Escrowed Shares in accordance with the respective percentages thereof in the Escrow Account).  Each Company Stockholder shall have a right of contribution from the applicable other Company Stockholder(s) to the extent that: (i) any Escrowed Merger Consideration from the Escrow Account in excess of such Company Stockholder’s Pro Rata Share of the Escrowed Merger Consideration in the Escrow Account are released to the Purchaser in connection with any Purchaser Indemnified Party claim under Section 8.2(a); or (ii) any of such Company Stockholder’s Pro Rata Share of the Escrowed Merger Consideration is released to the Purchaser in connection with any Purchaser Indemnified Party claim under Section 8.2(b) with respect to the Transmittal Letter of any other Company Stockholder.

(b)                                 Within five (5) Business Days after it is determined pursuant to this Article VIII that any amount is due to any Company Stockholder Indemnified Party under Section 8.2(c), such amount shall be paid by the Purchaser by wire transfer of immediately available funds to such Company Stockholder Indemnified Party.

(c)                                  If any payment required under this Section 8.6 is not made in full within five (5) Business Days after it is determined under this Article VIII that such payment is due, such payment will thereafter bear simple interest at a rate equal to the prime rate in effect from time to time (as published in The Wall Street Journal) plus two (2) percentage points, until released in full.

8.7                              Recoveries from Third Parties.    The indemnification amount to which an Indemnified Party may become entitled under this Article VIII shall be net of any actual recovery received by the Indemnified Party from a third party with respect to the facts giving rise to the Claim less any costs reasonably incurred by the Indemnified Party in connection with obtaining such recovery in respect of such Claim.

8.8                              Tax Treatment of Company Stockholder Indemnification Payments.  Any indemnification payments made to the Purchaser Indemnified Parties pursuant to this Article VIII shall be treated for all Tax purposes as adjustments to the Merger Consideration, unless otherwise required by applicable Law.

8.9                              Indemnification Sole Remedy.  Except for: (a) the ability of the parties to obtain equitable remedies in accordance with Section 9.13 (Remedies) in connection with any breach or threatened breach of any of the covenants and agreements of the parties set forth herein; (b) with respect to any claim related to fraud by the Company, any Company Subsidiary, any Company Stockholder, the Stockholder Representative or the Purchaser in connection with the Transactions; and (c) any claim for any breach of Section 2.12 or Section 2.13: from and after the Closing, (i) the indemnification rights provided pursuant to this Article VIII shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach of any representations and warranties, covenants and agreements contained in this Agreement; and (ii) each party hereby irrevocably waives any right to any remedy relating to any such breach other than the indemnification rights provided pursuant to this Article VIII (whether by contract, common law, statute, regulation or otherwise).

ARTICLE IX:
GENERAL PROVISIONS

9.1                              Stockholder Representative.

(a)                                  Pursuant to the Stockholder Representative agreement, in the form attached hereto as Exhibit J (the “Stockholder Representative Agreement”), the Stockholder Representative shall be named as the agent and representative of all of the Company Stockholders, including without limitation, for purposes of receiving on their behalf all notices under this Agreement, the Escrow Agreement, the Voting Agreement, the Paying Agent Agreement, the FiberNet Sale Documents and the Fibertech Sale Documents, issuing on their behalf such notices under this Agreement, the Escrow Agreement, the Voting Agreement, the Paying Agent Agreement, the FiberNet Sale Documents and the Fibertech Sale Documents, in each case as the Stockholder Representative shall determine in its sole discretion to issue, and performing such other administrative and other functions under this Agreement, the Escrow Agreement, the Voting Agreement, the Paying Agent Agreement, the FiberNet Sale Documents and the Fibertech Sale Documents, in each case as may become necessary or desirable.  The Stockholder Representative Agreement shall be binding on each of the Company Stockholders as provided in Section 2.2(e) hereof.

(b)                                 The Stockholder Representative shall have full power and authority to act for and on behalf of the Company Stockholders and their respective heirs, successors, and assigns in regard to their rights and obligations under this Agreement, the Escrow Agreement, the Voting Agreement, the Paying Agent Agreement, the FiberNet Sale Documents and the Fibertech Sale Documents.  Without limiting the generality of the foregoing, the Stockholder Representative is authorized on behalf of the Company Stockholders to: (i) administer the Post-Closing NWC Adjustment process under Section 2.11; (ii) resolve all claims for indemnification under Article VIII of this Agreement, the Escrow Agreement and the Paying Agent Agreement; (iii) administer post-Closing matters relating to payment of any FiberNet Sale Proceeds or Fibertech Sale Proceeds; (iv) retain counsel of its choosing, experts and other professionals as may be necessary or desirable to assist in any such matters; and (v) give such notices to the Escrow Agent under the Escrow Agreement or to the Paying Agent under the Paying Agent Agreement, in each case as the Stockholder Representative, in its sole and absolute discretion, may determine to be necessary or appropriate.  The Stockholder Representative shall have no right to act as agent for service of process for any one of the Company Stockholders, except that any notice delivered to the Stockholder Representative from the Purchaser or the Escrow Agent with respect to the Escrow Agreement, or from the Paying Agent with respect to Paying Agent Agreement, shall be deemed notice to all Company Stockholders with respect thereto and any notice delivered to the Stockholder Representative with respect to any claim under Article VIII and any other matter under this Agreement after the Closing shall be deemed notice to all Company Stockholders with respect thereto.

(c)                                  The Purchaser shall be named as a third party beneficiary in the Stockholder Representative Agreement.  Neither the removal of a then acting Stockholder Representative nor such appointment of a successor Stockholder Representative shall be effective until notice of such act has been provided to the Purchaser and the delivery to the Purchaser and Escrow Agent of executed counterparts of a writing signed by sufficient number of Company Stockholders necessary to authorize such removal and appointment, together with an acknowledgment signed by the successor Stockholder Representative appointed in such writing that it, he or she accepts the responsibility of successor Stockholder Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholder Representative, with a copy of such acknowledgement being promptly provided to the Purchaser. Each successor Stockholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term “Stockholder Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Stockholder Representative.

(d)                                 The Purchaser will at all times without any further act or inquiry have the right to rely on any act, decision, consent or instruction of, or instrument or other writing executed by, the Stockholder Representative as the final and binding act of all of the Company Stockholders, and by approval of the Merger the Company Stockholders waive any claim arising out of, or right to object to, any action so taken by the Purchaser or any of its Representatives or Affiliates.  It is understood and agreed by each of the parties hereto that nothing in this Agreement shall be construed or deemed to expand or create any right on the part of a Company Stockholder, with respect to the Purchaser or any of its Affiliates, or any obligation on the part of the Purchaser, or any of its Affiliates, to any Company Stockholder not otherwise expressly set forth in clear and unambiguous terms in this Agreement (to the extent that there may be any such provisions herein).

(e)                                  Notwithstanding the foregoing provisions of this Section 9.1, the Stockholder Representative shall not have any power or authority to act for or on behalf of any Company Stockholder or its heirs, successors or assigns, with respect to any claim under Section 8.2(b) or any claim that a Company Stockholder, in its capacity as such, committed fraud (each, an “Individual Stockholder Claim”).  The Stockholder Representative shall have no right to act as agent for service of process for any Company Stockholder with respect to an Individual Stockholder Claim.

9.2                              Notices. All notices, consents, waivers, agreements and other communications provided for in this Agreement shall be provided or made in writing and shall be provided: (x) by personal delivery, (y) by nationally-recognized overnight courier service, or (z) by registered or certified first class U.S. mail, return receipt requested, postage prepaid, and shall be addressed as follows:

(a) if to the Company, to:

One Communications Corp.
5 Wall Street
Burlington, MA 08103
Attn: Raymond B. Ostroski, Jr., General Counsel

with a copy (which shall not constitute notice) to:

Kelley Drye & Warren LLP
101 Park Avenue
New York, NY 10178
Attn:	Jacob J. Miles, Esq.
Merrill B. Stone, Esq.

(b) If to the Stockholder Representative, to:

Kenneth D. Peterson, Jr.

c/o Columbia Ventures Corporation
203 SE Park Plaza Drive, Suite 270
Vancouver, WA 98684

with a copy (which shall not constitute notice) to:

Kelley Drye & Warren LLP
101 Park Avenue
New York, NY 10178
Attn:	Jacob J. Miles, Esq.
Merrill B. Stone, Esq.

(c) if to the Purchaser or Merger Sub, to:

EarthLink, Inc.
1375 Peachtree Street
Atlanta, GA 30309
Attn: General Counsel

with a copy (which shall not constitute notice) to:

King & Spalding LLP
1180 Peachtree Street N.E.
Atlanta, GA 30309
Attn: Michael J. Egan

A party may designate a new address to which communications shall thereafter be transmitted by providing written notice to that effect to the other parties.  Each communication transmitted in the manner described in this Section 9.2 shall be deemed to have been provided, received and become effective for all purposes at the time it shall have been: (i) delivered to the addressee as indicated by the return receipt (if transmitted by U.S. mail, as provided above) or the affidavit or receipt of the messenger (if transmitted by personal delivery or overnight courier service, as provided above); or (ii) presented for delivery to the addressee as so addressed during normal business hours, if such delivery shall have been rejected, denied or refused for any reason.

9.3                              Fees and Expenses.  Except as otherwise expressly provided in this Agreement, each party shall pay any and all expenses, fees and costs (including legal, accounting and consulting expenses, fees and costs) incurred by it in connection with this Agreement, the other Transaction Documents and the Transactions.

9.4                              Counterparts.  This Agreement may be executed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument, respectively.  This Agreement and shall become effective and be deemed to have been executed and delivered by the parties at such time as counterparts hereto shall have been executed and delivered by all of the parties, regardless of whether all of the parties have executed the same counterpart.  Counterparts may be delivered via facsimile or other electronic transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.5                              Waivers. No purported waiver of any provision of this Agreement shall be binding upon any of the parties to this Agreement unless: (a) with respect to waivers by the Company on or prior to the

Closing, the Company has duly executed and delivered to the Purchaser a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived by the Company; (b) with respect to waivers by the Stockholder Representative has duly executed and delivered to the Purchaser a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived by the Company; (c) with respect to waivers by the Purchaser or Merger Sub on or prior to the Closing, the Purchaser has duly executed and delivered to the Company a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived by the Purchaser or Merger Sub; or (d) with respect to waivers by the Purchaser or Merger Sub after to the Closing, the Purchaser has duly executed and delivered to the Stockholder Representative a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived by the Purchaser or Merger Sub.  Any such waiver shall be effective only to the extent specifically set forth in such written instrument.  Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter.  No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

9.6                              Amendments.  No purported amendment to any provision of this Agreement shall be binding upon the parties unless: (a) with respect to amendments effected on or prior to the Closing, the  Purchaser and the Company have each duly executed and delivered to each other party a written instrument which states that it constitutes an amendment to this Agreement and specifies the provision(s) that are being amended; and (b) with respect to amendments effected after the Closing, the Purchaser and the Stockholder Representative have each duly executed and delivered to each other a written instrument which states that it constitutes an amendment to this Agreement and specifies the provision(s) that are being amended.

9.7                              Entire Agreement.  This Agreement, together with the Company Disclosure Schedule, the Purchaser Disclosure Schedule, the Confidentiality Agreement and the other Transaction Documents, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or between the parties with respect to the subject matter hereof, including any letter of intent or memorandum of terms entered into by any of the parties.

9.8                              Severability.  If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason: (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to such parties provided by, such provision or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided.  Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances.  Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

9.9                              Governing Law.  EXCEPT FOR THE MERGER (WHICH SHALL BE GOVERNED BY THE DGCL), THIS AGREEMENT AND THE TRANSACTIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW

YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

9.10                       Consent to Jurisdiction.  EACH PARTY AGREES THAT ANY AND ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS SHALL BE COMMENCED AND PROSECUTED IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK, NEW YORK COUNTY, OR, IN THE CASE OF A PROCEEDING ARISING OUT OF OR RELATING TO A THIRD PARTY CLAIM WHICH IS OR MAY BE SUBJECT TO INDEMNIFICATION HEREUNDER, IN THE COURT WHERE SUCH THIRD PARTY CLAIM IS BROUGHT, AND EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO OBJECT TO SUCH VENUE, INCLUDING ON THE BASIS OF SUCH VENUE BEING AN INCONVENIENT FORUM.  EACH PARTY CONSENTS AND SUBMITS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK IN RESPECT OF ANY SUCH PROCEEDING OR, WITH RESPECT TO A THIRD PARTY CLAIM, IN THE FORUM IN WHICH SUCH THIRD PARTY CLAIM WAS BROUGHT.  EACH PARTY CONSENTS TO SERVICE OF PROCESS UPON IT WITH RESPECT TO ANY SUCH PROCEEDING BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAW.

9.11                       Waiver of Punitive and Other Damages and Jury Trial.

(a)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

(b)                                 EXCEPT FOR INDEMNIFICATION FOR ANY SUCH DAMAGES AS ARE INCURRED BY A PARTY AND ACTUALLY PAID TO A THIRD PARTY, THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE OR EXEMPLARY DAMAGES IN ANY PROCEEDING ARISING OUT OF OR RESULTING TO THIS AGREEMENT OR THE TRANSACTIONS.

(c)                                  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, SEEK TO ENFORCE THE WAIVER SET FORTH IN SECTIONS 9.11(a); (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12                       Assignment.  Neither this Agreement nor any of the Purchaser’s or Merger Sub’s rights or obligations hereunder may be assigned or delegated, in whole or in part, by such party without the prior written consent of: (a) with respect to any such assignment or delegation occurring on or prior to the Closing, the Company; and (b) with respect to any such assignment or delegation occurring after the Closing, the Stockholder Representative; provided, however, that the Purchaser or Merger Sub shall be permitted to assign or delegate any or all of its rights, interests and obligations hereunder to the Purchaser or to one or more direct or indirect wholly-owned Subsidiaries of the Purchaser, provided that the Purchaser shall remain secondarily liable hereunder in the event of any such assignment.  Neither this Agreement nor any of the Company’s rights or obligations hereunder may be assigned or delegated, in whole or in part, by the Company without the prior written consent of the Purchaser.  Any purported assignment or delegation in violation of the preceding sentences of this Section 9.12 will be null and void.  Subject to the preceding sentences of this Section 9.12, this Agreement will be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

9.13                       Remedies.  Each of the parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced.  Therefore, the rights and obligations of the parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for in connection therewith, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law.  A party’s right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

9.14                       Third Party Beneficiaries.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement.

9.15                       Further Assurances.  At any time and from time to time after the Closing, each of the parties, at its own cost and expense, in good faith and in a timely manner, shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate actions, do or cause to be done all things necessary, proper or advisable, and execute, deliver and acknowledge such documents and other papers as may be required to carry out the provisions of this Agreement and to give effect to the consummation of the Transactions.

9.16                       Waiver of Conflicts Regarding Representation.  Recognizing that Kelley Drye & Warren, LLP has acted as legal counsel to the Company and the Company Subsidiaries prior to the Closing, and that Kelley Drye & Warren, LLP intends to act as legal counsel to the Company Stockholders and the Stockholder Representative after the Closing, the Purchaser shall cause the Company and each Company Subsidiary to waive any conflicts that may arise in connection with Kelley Drye & Warren, LLP representing the Company Stockholders and the Stockholder Representative after the Closing.  Notwithstanding anything in this Section 9.16 to the contrary, such waivers shall not apply with respect to the Purchaser or the Surviving Corporation (i) defending against, or exercising subrogation, contribution or similar rights with respect to, any derivative actions initiated by Company Stockholders or (ii) prosecuting or defending claims by or against other third parties in which the interests of the Purchaser and/or the Surviving Corporation could not be reasonably expected to be or become adverse to the interests of the Stockholder Representative and/or the Company Stockholders.

9.17                       Interpretation.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.  Unless otherwise expressly specified in this Agreement:

(a)                     the words “hereof”, “hereby” and “hereunder,” and correlative words, refer to this Agreement as a whole and not any particular provision;

(b)                    the words “includes” and “including”, and correlative words, are deemed to be followed by the phrase “without limitation”;

(c)                     the word “or” is not exclusive and is deemed to have the meaning “and/or”;

(d)                    references in this Agreement to a “party” means the Purchaser, Merger Sub, the Company, or the Stockholder Representative and to the “parties” means the Purchaser, Merger Sub, the Company and the Stockholder Representative;

(e)                     words using the singular or plural number shall also include the plural or singular number, respectively;

(f)                       the section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement;

(g)                    the masculine, feminine or neuter form of a word includes the other forms of such word and the singular form of a word includes the plural form of such word;

(h)                    references to a Person shall include the successors and permitted assigns thereof; and

(i)                        references made in this Agreement to an Article, Section, Schedule or Exhibit mean an Article or Section of, or a Schedule or Exhibit to, this Agreement.

[remainder of page intentionally left blank; signature page(s) follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

THE COMPANY:

ONE COMMUNICATIONS CORP.

By:	/s/ Raymond B. Ostroski
Name: Raymond B. Ostroski
Title: General Secretary

THE PURCHASER:

EARTHLINK, INC.

By:	/s/ Rolla P. Huff
Name: Rolla P. Huff
Title: Chairman and Chief Executive Officer

MERGER SUB:

EGYPT ACQUISITION CORP.

By:	/s/ Rolla P. Huff
Name: Rolla P. Huff
Title: Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

KENNETH D. PETERSON, JR.

/s/ Kenneth D. Peterson, Jr.